Exhibit 10.30

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

AIRPAX HOLDINGS, INC.,

THE STOCKHOLDERS OF AIRPAX HOLDINGS, INC.,

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P., as Stockholders’ Representative

and

SENSATA TECHNOLOGIES, INC.

Dated as of June 8, 2007

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 8, 2007, by and among Airpax Holdings, Inc., a Delaware corporation (the “Company”), the Persons identified as “Stockholders” on the signature pages attached hereto (collectively, the “Stockholders” and each a “Stockholder”), William Blair Capital Partners VII QP, L.P., a Delaware limited partnership, as Stockholders’ Representative (the “Stockholders’ Representative”) and Sensata Technologies, Inc., a Delaware corporation (the “Buyer”). Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

WHEREAS, the Stockholders collectively own all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 43,779 shares of common stock, $0.01 par value (“Common Stock”) and 39,793 shares of Class A preferred stock, $0.01 par value (“Preferred Stock” and together with the Common Stock, the “Shares”).

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to acquire from the Stockholders, and the Stockholders desire to sell to the Buyer, all of the issued and outstanding Shares as of the Closing.

WHEREAS, prior to the date hereof, the Buyer and the Company’s senior management team have come to an understanding regarding employment arrangements following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Acquisition Date” means May 14, 2004.

“Affiliate” means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Preferred Stock Purchase Price” means the sum of the Preferred Stock Per Share Prices for all shares of Preferred Stock issued and outstanding immediately prior to the Closing.

“Allocation Percentage” means, with respect to each Stockholder, the product of (i) the Per Share Portion and (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Closing.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Cash” means cash, cash equivalents and marketable securities.

“Cash Amount” means the bank balance of all Cash held by the Company or any Subsidiary as of the close of business on the Closing Date, before giving effect to the transactions contemplated hereby. For the avoidance of doubt, Cash Amount shall be calculated net of issued but uncleared checks, wire transfers, and drafts and shall include checks, wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Intellectual Property” means the Company Scheduled Intellectual Property and all other Intellectual Property owned by the Company and its Subsidiaries.

“ED&D Earnout” means any obligations for the deferred purchase price of property or services pursuant to that certain Stock Purchase Agreement, dated as of July 8, 2005, by and among the Company, ED&D Inc., a Florida corporation, and David E. Bateman and the other stockholders named therein, as in effect immediately prior to the Closing.

“Employee Benefit Plan” means each retirement, welfare, severance, incentive or bonus, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, agreement or arrangement, and any other employee benefit plan, program or arrangement, other than statutorily-mandated plans or programs, that is maintained or contributed to by the Company or any of Subsidiary thereof or with respect to which the Company or any of its Subsidiaries has or could reasonably expect to incur any liability.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Income Tax” means any federal, state, local, or foreign Tax imposed on (or measured in whole or in part by) income, and any franchise Tax or similar Tax imposed in lieu thereof.

“Indebtedness” means, with respect to any Person at any date, without duplication, all obligations of such Person (a) under capitalized leases, (b) for borrowed money or in respect of loans or advances or evidenced by bonds, monies, debentures, or similar instruments or secured by a Lien on a Person’s assets, (c) for the deferred and purchase price of property or services (excluding current trade payables incurred in the ordinary course of business), (d) for unpaid management and transaction fees owed to any Stockholder or its Affiliates, (e) under employee benefit arrangements, employment agreements, deferred compensation or other similar arrangements which come due as a result of the transactions contemplated hereby, including any change of control, stay or transaction bonuses, provided that, for the avoidance of doubt, obligations that are contingent upon both the consummation of the transactions to occur at the Closing and the occurrence of another event or action at the direction of the Buyer or solely within the Buyer’s control after the Closing (e.g., continued employment or not being offered employment in the same or a substantially similar job), shall be excluded for purposes of this clause (e), (f) under any hedging, swap, or similar arrangement, (g) guaranties of any of the foregoing, and (h) all accrued interest, prepayment premiums or penalties and fees on the foregoing which would be payable if such obligations were paid in full as of such date. For the avoidance of doubt, Indebtedness shall not include any (1) contingent and undrawn obligations under letters of credit, performance bonds, bid bonds or other sureties of any kind or nature issued by or on behalf of the Company or any of the Subsidiaries in the ordinary course of business in connection with any customer contracts, proposals or otherwise, or (2) intercompany payables or loans of any kind or nature.

“Indebtedness Payoff Amount” means the amount required to repay all outstanding Indebtedness of the Company and any Subsidiary as of the Closing Date, before giving effect to the transactions contemplated hereby. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with GAAP (except as otherwise provided in the definition of Indebtedness), consistent with the preparation of the Audited Financial Statements, and shall exclude the effects of the consummation of the transactions contemplated by this Agreement and the financing thereof.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for registrations of the foregoing; (v) trade secrets, confidential information, know-how and inventions; and (vi) other intellectual property.

“Knowledge” (A) when used in the phrase “to the Knowledge of the Company” or similar phrases means, and shall be limited to, (i) the actual knowledge of the following individuals: Dennis Karr, George Dappert, Steven McDonald, Brent Hollenbeck, Wayne Bernauer, Richard Collevechio, Tito Espino and Don Pruitt, and (ii) the actual knowledge, after due inquiry of appropriate personnel, of Don Drapeau and Tomokazu Takahashi and (B) when used in the phrase “to the Knowledge of a Stockholder” or similar phrases means, and shall be limited to, if such Stockholder is an individual, such Stockholder’s actual knowledge and if such Stockholder is an entity, the actual knowledge of its officer and directors.

“Management Notes” means, collectively, all of the promissory notes issued by certain Stockholders that are or were employees of the Company or its Subsidiaries to the Company, which are outstanding immediately prior to the Closing.

“Management Note Payoff Amount” means the aggregate amount required to repay in full all principal, interest, penalties, fees, premiums and other amounts under all of the outstanding Management Notes as of the Closing Date.

“Material Adverse Effect” means a material adverse effect which has occurred or would reasonably be expected to occur to the financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company and the Subsidiaries operates, (b) the announcement or disclosure of the transactions contemplated herein, (c) general economic, regulatory or political conditions or changes, (d) military action or any act of terrorism, (e) changes in law or GAAP after the date hereof, (f) taking any action at the request of or with the prior written approval of the Buyer, (g) a hurricane, earthquake or other natural disaster, (h) the failure in and of itself of the Company or any Subsidiary to meet or achieve the results set forth in any internal projection (it being understood that any facts, circumstances, events, changes, or effects giving rise to or evidenced by such failure may be included to the extent not specifically excluded by another clause of this proviso), or (i) any matter set forth on Schedule 3.04, 3.05, 3.07, 3.08, 3.09(c), 3.12, 3.20, 3.21, 3.22, 3.24 or 3.25 attached hereto, except, with respect to such matters, to the extent of adverse changes or developments occurring after the date hereof, to the extent of facts, events or circumstances that become known by the Buyer after the date hereof, or to the extent operations, events or circumstances exacerbate any such matters after the date hereof; and provided further that the changes or effects described in clauses (a), (c), (d), (e) or (g) shall be disregarded only if the effect or change is not disproportionately adverse to the Company or its Subsidiaries compared to other Persons operating in the industries in which the Company or its Subsidiaries operate. The Buyer acknowledges that there could be a disruption to the Company’s and the Subsidiaries’ business as a result of the execution of this Agreement, the announcement by the Buyer of its intention to purchase the Company and the Subsidiaries or the announcement of the Stockholders of their intention to sell the Company and the Subsidiaries, and the consummation of the transactions contemplated hereby, and the Buyer agrees that such disruptions do not and shall not constitute a Material Adverse Effect.

“Net Working Capital” means the excess (which may be a negative number) of (a) the sum of the Company’s current assets on a consolidated basis excluding (i) Cash, (ii) Income Tax assets (including deferred tax assets) and (iii) the Management Notes, over (b) the sum of the Company’s current liabilities excluding (i) Income Tax liabilities (including deferred tax liabilities) and (ii) Indebtedness. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with GAAP (except as otherwise provided in the immediately preceding sentence), consistent with the preparation of the Audited Financial Statements, and shall exclude the effects of the consummation of the transactions contemplated by this Agreement and the financing thereof, and the assets and liabilities of the Company or its Subsidiaries in respect of the ED&D Earnout, the Siemens Prepayments or the Japanese Pension Plan.

“Net Working Capital Amount” means the Net Working Capital of the Company as of the close of business on the Closing Date, before giving effect to the transactions contemplated hereby.

“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Closing.

“Permitted Liens” means any (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Liens in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with the Company or the Subsidiaries; (iv) limitations on the rights of the Company under any Contract or Real Property Lease that are expressly set forth in such contract or lease; (v) survey exceptions, imperfections of title, Liens or other title matters affecting any tangible asset owned by the Company or the Subsidiaries that do not materially impair the use or occupancy thereof; and (vi) with respect to the Owned Real Property and Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property and Leased Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property or Leased Real Property that are not violated by the operations of the business of the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock Per Share Price” means, with respect to a share of Preferred Stock, the Liquidation Value (as defined in the Company’s Certificate of Incorporation, as amended) of such share plus all dividends on such share that are accrued and unpaid as of immediately prior to the Closing in accordance with the Company’s Certificate of Incorporation, as amended.

“Reference Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2006 contained in the Audited Financial Statements. References in this Agreement to the date of the Reference Balance Sheet shall mean December 31, 2006.

“Siemens” means Siemens Westinghouse Power Corporation.

“Siemens Agreement” means that certain Intellectual Property, Technology Transfer and Services Agreement between Siemens and ED&D, Inc., dated September 1, 2004, as amended July 8, 2005.

“Siemens Prepayments” means, only up to an aggregate amount of $877,000 as previously disclosed to the Buyer, any pre-payments made by Siemens to the Company or its Subsidiaries pursuant to the Siemens Agreement and any deferred revenue accrued by the Company or its Subsidiaries related to such pre-payments. For the avoidance of doubt, any pre-payments or deferred revenue under the Siemens Agreement in excess of $877,000 or other pre-payments or deferred revenue under the Siemens Agreement shall not be included as part of the Siemens Prepayments and shall constitute Indebtedness.

“Stockholders’ Representative Amount” means that amount determined by the Stockholders’ Representative in its discretion to be sufficient to satisfy any potential fees, expenses or liabilities of the Stockholders’ Representative or the Stockholders, which amount shall be paid by the Buyer to the Stockholders’ Representative in accordance with Section 2.03(b)(v). The determination of the Stockholders’ Representative Amount shall not limit or affect any of the rights of the Stockholders’ Representative hereunder.

“Subsidiary” means any entity, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are directly or indirectly owned by the Company.

“Target Net Working Capital Amount” means $33,500,000.

“Tax” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, custom duties stamp, excise, occupation, sales, use, transfer, capital gain, severance, windfall profits, license, payroll, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty or addition thereto and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, report, claim for refund, declaration of estimated Tax, information return or other document (including elections, waivers, extensions, declarations, disclosures, estimates, schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto or any amendment thereof, and including any consolidated, combined or unitary return.

Section 1.02 Cross-References to Other Defined Terms. Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
2006 Balance Sheet	Section 2.04(a)
Actual Common Purchase Price	Section 2.04(a)
Agreement	Preface
Antitrust Laws	Section 3.04(b)(ii)
Approvals	Section 3.18
Audited Financial Statements	Section 3.09(a)(i)
Basket	Section 11.02(a)
Breaching Stockholder	Section 11.04(e)
Buyer	Preface
Buyer Indemnified Parties	Section 11.02(a)
Buyer’s Representatives	Section 7.01
Cap	Section 11.02(a)

Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Common Stock	Recitals
Company	Preface
Company Scheduled Intellectual Property	Section 3.15(a)
Confidentiality Agreement	Section 7.01
Contracts	Section 3.16
Customer Conversation	Section 7.07
Draft Computation	Section 2.04(a)
Environmental Requirements	Section 3.21
Environmental Survival Period	Section 11.01
ERISA	Section 3.19(b)
ERISA Affiliate	Section 3.19(d)
Estimated Cash Amount	Section 2.01
Estimated Common Purchase Price	Section 2.01
Estimated Indebtedness Amount	Section 2.01
Estimated Management Note Payoff Amount	Section 2.01
Estimated Net Working Capital Amount	Section 2.01
Final Japanese Pension Amount	Section 2.06
Financial Statements	Section 3.09(a)(ii)
Financing	Section 5.05
Firm	Section 2.04
Fundamental Representations	Section 11.02(a)
Governmental Authority	Section 3.05
HSR Act	Section 3.04(b)
Indemnifying Stockholder	Section 11.04(e)
Indemnitee	Section 11.02(d)
Indemnitors	Section 11.02(d)
Insurance Policies	Section 3.17
Japanese Pension	Section 2.06(a)
Japanese Pension Report	Section 2.06(a)
K&E	Section 2.03(a)
Latest Balance Sheet	Section 3.09(a)(ii)
Laws	Section 3.05
Leased Real Property; Leased Real Properties	Section 3.11(b)
Liens	Section 3.14
Loss; Losses	Section 11.02(a)
NAX	Section 2.06(a)
Norwest	Section 11.04(a)
Norwest Percentage	Section 11.04(a)
Objection Notice	Section 2.04
Other Documents	Section 3.04(a)
Owned Real Property	Section 3.11(a)
Pension Arbitrator	Section 2.06(a)

Pre-Closing Tax Periods	Section 8.04(b)
Preferred Stock	Recitals
Proposal	Section 6.05
Real Property Lease; Real Property Leases	Section 3.11(a)
Schedule; Schedules	Article 3
Shares	Preface
Stockholder; Stockholders	Preface
Stockholder Transaction Expenses	Section 12.04
Stockholders’ Representative	Preface
Survival Period	Section 11.01
Tax Benefit	Section 11.02(e)
Third Party Claim	Section 11.02(d)
Top Customers; Top Supplier	Section 3.24
Transaction Value	Section 2.01
Unaudited Financial Statements	Section 3.09(a)(ii)
WBCP	Section 11.04(a)
WBCP Percentage	Section 11.04(a)

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Estimated Common Purchase Price. On or before the third (3rd) business day preceding the Closing Date, the Company shall in good faith estimate, on a reasonable basis using the Company’s then available financial information, the Cash Amount (such estimate is referred to as the “Estimated Cash Amount”), the Indebtedness Payoff Amount (such estimate is referred to as the “Estimated Indebtedness Amount”), the Management Note Payoff Amount (such estimate is referred to as the “Estimated Management Note Payoff Amount”) and the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”). The “Estimated Common Purchase Price” means an amount equal to (A) $276,000,000 (the “Transaction Value”), (B) plus the Estimated Cash Amount, (C) less the Estimated Indebtedness Payoff Amount, (D) plus the Estimated Management Note Payoff Amount, (E) plus the excess of the Estimated Net Working Capital Amount over the Target Net Working Capital Amount or minus the excess of the Target Net Working Capital Amount over the Estimated Net Working Capital Amount, (F) less the Aggregate Preferred Stock Purchase Price, (G) less the Stockholders’ Representative Amount, and (H) less $500,000 in respect of the Siemens Prepayments. Notwithstanding anything herein to the contrary, no assets or liabilities of the Company or its Subsidiaries in respect of the ED&D Earnout, the Siemens Prepayments or the Japanese Pension Plan shall be included in any calculation of the Net Working Capital, the Indebtedness Payoff Amount or the Cash Amount, or any estimate thereof and the existence of any such obligations shall not be deemed to be a breach of a representation or warranty (it being understood that any obligations related to (x) the ED&D Earnout shall be handled pursuant to and in accordance with the definition thereof in Section 1.01 and Section 11.02, (y) the Siemens Prepayments shall be handled pursuant to and in accordance with the definition thereof in Section 1.01 and clause (H) of the definitions of Estimated Common Purchase Price and Actual Common Purchase Price and (z) the Japanese Pension shall be handled pursuant to and in accordance with Section 2.06).

Section 2.02 Purchase and Sale of Common Stock and Preferred Stock.

(a) Purchase and Sale of Common Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Stockholder shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each such Stockholder, all of the shares of Common Stock held by such Stockholder. Subject to Section 2.04(b), the purchase price to be paid by the Buyer to each Stockholder for the Common Stock held by such Stockholder shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Stockholder, of an amount of cash equal to the excess of (x) the Estimated Common Purchase Price, multiplied by such Stockholder’s Allocation Percentage, over (y) the aggregate amount (if any) of any Management Notes outstanding as of the Closing Date issued by such Stockholder. In addition, each Stockholder shall be entitled to receive from the Stockholders’ Representative payment of an amount in cash equal to the portion of the Stockholders’ Representative Amount, if any, ultimately determined by the Stockholders’ Representative, in its sole discretion, as no longer needed to satisfy certain obligations of the Stockholders’ Representative and/or the Stockholders, multiplied by such Stockholder’s Allocation Percentage.

(b) Purchase and Sale of Preferred Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Stockholder shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each Stockholder, all of the shares of Preferred Stock held by such Stockholder. The purchase price to be paid by the Buyer to each Stockholder for the Preferred Stock held by such Stockholder shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Stockholder, of an amount of cash equal to the sum of the Preferred Stock Per Share Price for all shares of Preferred Stock held by such Stockholder.

Section 2.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) in Chicago, Illinois, at 10:00 a.m. on the third (3rd ) business day following full satisfaction or due waiver of all of the closing conditions set forth in Article 9 hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and the Stockholders’ Representative; provided that, if necessary to complete the documentation and funding of the Financing, the Buyer may defer the Closing until the earlier of (i) thirty (30) days following the date of full satisfaction or due waiver of all of the closing conditions set forth in Section 9.01 hereof (other than those to be satisfied at the Closing), and (ii) forty-five (45) days after the date hereof, but in any event not later than the outside date set forth in Section 10.01(e); provided further that, in the event that (x) the time period in clause (ii) above has expired and (y) Buyer has been and is continuing in good faith to use its commercially reasonable efforts to obtain the Financing and such Financing is reasonably expected to be obtained within five (5) days following such expiration, then the Extended Closing Date shall be extended for an additional five (5) days. If the Buyer defers the Closing in accordance with this Section 2.03(a), it shall give the Company and the Stockholders’ Representative at least five (5) business days advance notice of the date on which it reasonably expects the Closing to occur. The date of the Closing is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i) each Stockholder shall deliver to the Buyer all of the stock certificates representing Common Stock held by such Stockholder duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;

(ii) each Stockholder shall deliver to the Buyer all of the stock certificates representing Preferred Stock held by such Stockholder duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;

(iii) the Buyer shall deliver to each Stockholder, by wire transfer of immediately available funds to the account designated by such Stockholder, cash in an amount equal to the excess of (i) the Estimated Common Purchase Price, multiplied by such Stockholder’s Allocation Percentage, over (ii) the aggregate amount (if any) required to pay in full as of the Closing Date any Management Notes outstanding as of the Closing Date issued by such Stockholder;

(iv) the Buyer shall deliver to each Stockholder, by wire transfer of immediately available funds to the account designated by such Stockholder, cash in an amount equal to the sum of the Preferred Stock Per Share Price for all shares of Preferred Stock held by such Stockholder;

(v) the Buyer shall deliver to the Stockholders’ Representative, by wire transfer of immediately available funds to the account designated by the Stockholders’ Representative, cash in an amount equal to the Stockholders’ Representative Amount;

(vi) the Buyer shall pay on behalf of the Company and the Subsidiaries, or cause the Company to repay, all Indebtedness of the Company and the Subsidiaries set forth on Schedule 2.03(b)(vi) in accordance with the terms thereof;

(vii) the Company shall return each Management Note to each maker thereof, duly stamped and noted as “cancelled and paid in full”;

(viii) the Company shall deliver to the Buyer copies of the charter and bylaws of the Company, certified by an officer of the Company;

(ix) the Company shall deliver to the Buyer copies of resolutions of the Company’s board of directors, certified by an officer of the Company, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

(x) the Company shall deliver to the Buyer a certificate of good standing with respect to the Company issued by the Secretary of State of Delaware;

(xi) the Company shall deliver to the Buyer copies of signed resignations (to be effective upon the Closing) from each director of the Company;

(xii) the Company shall deliver to the Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date, and in the form and containing the substance required under Treasury Regulation Section 1.897-2(h); and

(xiii) the Buyer, the Company, and the Stockholders shall make such other deliveries as are required by and in accordance with Article 9 hereof.

Section 2.04 Post-Closing Adjustment.

(a) Post-Closing Determination. Within 90 days after the Closing Date, the Buyer shall prepare, and deliver to the Stockholders’ Representative, (i) the Buyer’s determinations of the Cash Amount, the Indebtedness Payoff Amount, the Management Note Payoff Amount and the Net Working Capital Amount, and (ii) the Buyer’s calculation of the Actual Common Purchase Price (collectively, the “Draft Computation”). The Draft Computation shall be prepared and the Cash Amount, the Indebtedness Payoff Amount, and the Net Working Capital Amount shall be determined on a consolidated basis in accordance with GAAP applied in a manner consistent with the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2006 (the “2006 Balance Sheet”), and shall not include any changes in assets or liabilities as a result of purchase or other similar accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Draft Computation and determining the Cash Amount, the Indebtedness Payoff Amount, and the Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.04 is to measure the amount of Cash and Indebtedness and changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Draft Computation or determining Cash, Indebtedness or Net Working Capital. The Buyer and its auditors will upon request make available to the Stockholders’ Representative and its auditors reasonable access to all records and work papers used in preparing the Draft Computation, and to its employees and advisors, provided that such access shall be upon reasonable notice and at reasonable times so as not to interfere unduly with the business of the Buyer, the Company, and their Subsidiaries. If the Stockholders’ Representative disagrees with any aspect of the Draft Computation, the Stockholders’ Representative may, within 60 days after receipt of the Draft Computation, deliver a notice (an “Objection Notice”) to the Buyer setting forth the Stockholders’ Representative’s determination of the Cash Amount, the Indebtedness Payoff Amount, the Management Note Payoff Amount and/or the Net Working Capital Amount and the Stockholders’ Representative’s calculation of the Actual Common Purchase Price, and identifying the specific items and amounts of disagreement. The Stockholders’ Representative and its auditors will upon request make available to the Buyer and its auditors reasonable access to all records and work papers used in preparing the Objection Notice, and to its employees and advisors, provided that such access shall be upon reasonable notice and at reasonable times so as not to interfere unduly with the business of the Stockholders’ Representative. If the Stockholders’ Representative does not deliver an Objection Notice to the Buyer within 60 days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and the components of such Draft Computation shall be deemed to be finally determined as set forth therein. The Buyer and the Stockholders’ Representative shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within 60 days after the Buyer has received the Objection Notice, the Buyer and the Stockholders’ Representative shall jointly retain BDO Seidman LLP (the “Firm”) to resolve any remaining disagreements. The Buyer and the Stockholders’ Representative shall direct the Firm to render a determination within 30 days after its retention and the Buyer, the Stockholders’ Representative and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Stockholders’ Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions by the Buyer and the Stockholders’ Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be conclusive and binding upon the Buyer, the Stockholders’ Representative and the Stockholders (absent manifest error). Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and the Stockholders’ Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages), on the other hand; provided that, when the Firm makes its determination, the costs and expenses (including the costs and expenses previously advanced) of the Firm shall be borne by Buyer, on the one hand, and the Stockholders’ Representative, on the other hand (on behalf of the Stockholders in accordance with their respective Allocation Percentages), based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The Firm shall determine the allocation of costs based on the foregoing sentence and bill the parties for its fees and expenses accordingly. For example, if closing accounts receivable is the only disputed item, and Buyer claims that closing accounts receivable is $1,000 less than the amount determined by the Stockholders’ Representative, and the Stockholders’ Representative and Buyer contest only $500 of the amount claimed by Buyer, and if the Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 ÷ 500) to the Stockholders’ Representative and 40% (i.e., 200 ÷ 500) to Buyer.

The “Actual Common Purchase Price” means an amount equal to (A) the Transaction Value, (B) plus the Cash Amount, (C) less the Indebtedness Payoff Amount, (D) plus the Management Note Payoff Amount, (E) plus the excess of the Net Working Capital Amount over the Target Net Working Capital Amount or minus the excess of the Target Net Working Capital Amount over the Net Working Capital Amount, (F) less the Aggregate Preferred Stock Purchase Price, (G) less the Stockholders’ Representative Amount, and (H) less $500,000 in respect of the Siemens Prepayments.

(b) Post-Closing Adjustment.

(i) Payment by the Buyer. If the Actual Common Purchase Price is greater than the Estimated Common Purchase Price, within five (5) business days after the final determination of the Actual Common Purchase Price the Buyer shall pay to the Stockholders’ Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages), by wire transfer or delivery of other immediately available funds, an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 8.25%.

(ii) Payment on behalf of the Stockholders. If the Actual Common Purchase Price is less than the Estimated Common Purchase Price, then within five (5) business days after the final determination thereof, the Stockholders’ Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages) shall pay to the Buyer, by wire transfer or delivery of other immediately available funds, an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 8.25%.

(iii) Dispute. If, pursuant to this Section 2.04, there is a dispute as to the final determination of the Actual Common Purchase Price, the Buyer shall promptly pay to the Stockholders’ Representative (on behalf of the Stockholders), on the one hand, and the Stockholders’ Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages) shall pay to the Buyer, on the other hand, as appropriate, such amounts as are not in dispute, together with interest thereon from the Closing Date to the date of payment at an interest rate equal to 8.25%, pending final determination of such dispute pursuant to this Section 2.04.

Section 2.05 Stockholders’ Representative.

(a) Appointment. Each Stockholder hereby irrevocably constitutes and appoints the Stockholders’ Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Stockholders and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholders’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to the Buyer pursuant to this Agreement; (vii) taking actions the Stockholders’ Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii) (A) dispute or refrain from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by the Buyer under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Stockholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; provided that any amendment, modification, consent, waiver or other action taken with respect to this Agreement by the Stockholders’ Representative on behalf of all Stockholders pursuant to the authority granted under this Section 2.05(a) shall treat all of the Stockholders the same unless the Stockholders’ Representative has obtained the written consent of a majority in interest of the group of Stockholders that is disadvantaged as compared to the other Stockholders by such amendment; provided further that any consents, waivers, amendments, modifications or other actions by the Stockholders’ Representative on behalf of all Stockholders prior to the Closing pursuant to the authority granted under this Section 2.05(a) shall require the prior written consent of Dennis Karr or his successor, if any, pursuant to Section 2.05(d); and provided still further, that in connection with any claim or action of the Buyer after the Closing relating to a breach or alleged breach by Norwest of Norwest’s individual representations or warranties under Article 4 or of Norwest’s individual covenants or agreements hereunder, if the Buyer is seeking recourse only against Norwest for such breach, Norwest (and not the Stockholders’ Representative) shall have the power and authority to act on its own behalf in the defense of such claim.

(b) Authorization. Notwithstanding Section 2.05(a), in the event that the Stockholders’ Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Stockholders’ Representative shall be entitled to seek such further authorization from the Stockholders prior to acting on their behalf. In such event, each Stockholder shall have a number of votes equal to such Stockholder’s Allocation Percentage and the authorization of a majority of such number of votes shall be binding on all of the Stockholders and shall constitute the authorization of the Stockholders. Nothing contained in this Section 2.05(b) shall affect the right of Dennis Karr to approve matters in accordance with the last clause of Section 2.05(a).

(c) Reliance. The Buyer shall be fully protected in dealing with the Stockholders’ Representative under this Agreement and may rely upon the authority of the Stockholders’ Representative to act as the agent of the Stockholders, and Buyer shall have no liability whatsoever to the Stockholders for any action or omission of Buyer taken in reliance on the authority of the Stockholders’ Representative. Without limiting the generality of the foregoing, any payment by the Buyer to the Stockholders’ Representative to the extent authorized under this Agreement shall be considered a payment by the Buyer to the Stockholders, and any consent, waiver and amendment, modification or other action of the Stockholders’ Representative under this Agreement shall be considered the consent, waiver, amendment, modification or other action of all Stockholders, as applicable. The appointment of the Stockholders’ Representative is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(d) Acts of the Stockholders’ Representative. The Stockholders’ Representative may resign from its capacity as Stockholders’ Representative at any time by written notice delivered to the Buyer. If there is a vacancy at any time in the position of Stockholders’

Representative for any reason, such vacancy shall be filled promptly by a Stockholder vote in the manner contemplated by Section 2.05(b). In the event that Dennis Karr ceases to be employed by the Company and its Subsidiaries for any reason, the holders of a majority of the shares of Common Stock held by the Stockholders that are individuals shall be entitled to appoint a person to act as a successor to Dennis Karr for purposes of the last clause of Section 2.05(a).

(e) No Liability. The Stockholders’ Representative shall not be liable to the Buyer or the Stockholders in its capacity as the Stockholders’ Representative for any liability of a Stockholder or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of fraud, gross negligence or willful misconduct by it. The Stockholders’ Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Stockholders’ Representative to the Buyer or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(f) Expenses. Any expenses or liabilities incurred by the Stockholders’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholders’ Representative but shall be payable by the Stockholders based on each Stockholder’s Allocation Percentage. The Stockholders’ Representative may from time to time submit invoices to the Stockholders covering such expenses and/or liabilities and, upon the request of any Stockholder, shall provide such Stockholder with an accounting of all expenses paid. In addition to any other rights or remedies, the Stockholders’ Representative may offset any amounts owed by the Stockholders to it against funds to be paid to the Stockholders hereunder.

(g) Indemnification of the Stockholders’ Representative. The Stockholders shall indemnify and hold harmless and reimburse, pro-rata based on each Stockholder’s Allocation Percentage, the Stockholders’ Representative from any and all amounts paid by the Stockholders’ Representative (other than from amounts paid from the Stockholders’ Representative Amount) on behalf of the Stockholders under this Agreement (and, if payment is not made within 30 days of being due, plus simple interest on any such payment from the due date to the date of payment at a rate of 10% per annum) and any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Stockholders’ Representative’s role as such, authority as set forth in or execution and performance of (solely in its capacity as the Stockholders’ Representative and not in its capacity as a Stockholder) this Agreement, except for fraud, gross negligence or willful misconduct by the Stockholders’ Representative.

(h) Withholding Rights. Buyer, the Company, any Subsidiary and the Stockholders’ Representative shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement to a Stockholder that is or was an employee or other service provider of the Company or its Subsidiaries such amounts as may be required to be deducted and withheld under applicable laws. To the extent such amounts are withheld and paid to the appropriate taxing authority in accordance with applicable laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

(i) Payments by the Stockholders’ Representative. To the extent that the Stockholders’ Representative pays any amount to a Buyer Indemnified Party owed by one or more Stockholders to a Buyer Indemnified Party pursuant to this Agreement, as between such Stockholder and the Buyer Indemnified Parties, such Stockholder shall be relieved of his, her or its obligations in respect of the amount so owed to the extent of such payment.

Section 2.06 Japan Pension Adjustment

(a) As soon as practicable after the date the Buyer receives the data required to calculate the funded status of the stand-alone defined benefit pension plan for Nihon Airpax Co. Ltd. (“NAX”) employees to be spun off from the Sanken Electric Corporate Pension Fund as described in the Airpax-Sanken Electric Redemption Agreement (the “Japanese Pension Plan”) and, in any event, prior to March 31, 2008 (it being agreed that, in the event that such data has not been received by Buyer in sufficient time to reasonably complete such calculations, Buyer shall prepare the Japanese Pension Report based on information reasonably available to it and that the lack of such data shall not prejudice Buyer), the Buyer shall cause its actuaries to prepare and deliver to the Stockholders’ Representative a report (the “Japanese Pension Report”) that determines the market value of assets and projected benefit obligation, both determined as of March 31, 2007, of the Japanese Pension Plan, reflecting reasonable assumptions and methods in accordance with GAAP. The difference between the assets and projected benefit obligation will represent the amount of overfunding or underfunding of the Japanese Pension Plan as of March 31, 2007 in United States dollars (at an assumed exchange rate of 118 yen to one (1) US dollar) (the “Japanese Pension Amount”). The Japanese Pension Amount shall be a positive number if the Japanese Pension Report shows an overfunding and shall be a negative number if such report shows an underfunding. The Buyer will, upon reasonable request from time to time by the Stockholders’ Representative, cause its actuaries to provide to the Stockholders’ Representative or its actuaries such records and work papers used by the Buyer’s actuaries in preparing the Japanese Pension Report (or, if prior to the delivery to the Stockholders’ Representative of the Japanese Pension Report, the Buyer shall use its commercially reasonable efforts to cause its actuaries to provide to the Stockholders’ Representative or its actuaries such records and work papers as may reasonably be expected to be used, and are readily available to the Buyer’s actuaries, in preparing the Japanese Pension Report) as the Stockholders’ Representative reasonably requests. If the Stockholders’ Representative disagrees with any aspect of the Japanese Pension Report, the Stockholders’ Representative may, within 90 days after the date of its receipt of the Japanese Pension Report, deliver a written notice (a “Pension Objection Notice”) to the Buyer setting forth the determination of the Japanese Pension Amount by the Stockholders’ Representative. The Stockholders’ Representative will, upon request, provide and, if applicable, cause its actuaries to provide to the Buyer or its actuaries such records and work papers used in preparing the Pension Objection Notice as Buyer reasonably requests. If the Stockholders’ Representative does not deliver a Pension Objection Notice to the Buyer within 90 days after the date of its receipt of the Japanese Pension Report, then the parties hereto will be deemed to have agreed to the Japanese Pension Amount, and the components of such Japanese Pension Amount shall be deemed to be finally determined as set forth therein. The Buyer and the Stockholders’ Representative shall use reasonable efforts to resolve any disagreements as to the Japanese Pension Amount and the Pension Objection Notice, but if they do not obtain a final resolution within 20 days after the Stockholders’ Representative sends the Pension Objection Notice, the Buyer and the Stockholders’ Representative shall jointly select an arbiter from an actuarial firm of national standing in Japan that is not an actuary of either the Buyer or the Stockholders’ Representative (or their respective Affiliates). If the Buyer and the Stockholders’ Representative are unable to select such an arbiter within such time period, the American Arbitration Association shall make such selection. Any person so selected shall be referred to herein as the “Pension Arbitrator.” The Buyer and the Stockholders’ Representative shall direct the Pension Arbitrator to render its determination of the Japanese Pension Amount within 30 days after its retention, and the Buyer, the Stockholders’ Representative and their respective agents shall cooperate with the Pension Arbitrator during its engagement. The determination of the Pension Arbitrator of the Japanese Pension Amount shall be conclusive and binding upon the Buyer, the Stockholders’ Representative and the Stockholders (absent manifest error). The final report of the Pension Arbitrator with respect to the Japanese Pension Amount is referred to herein as the “Arbitrated Japanese Pension Report.” The final determination of the Pension Arbitrator of the Japanese Pension Amount as set forth in the Arbitrated Japanese Pension Report is referred to herein as the “Arbitrated Japanese Pension Amount.” The costs and expenses of the Pension Arbitrator shall be borne equally by the Buyer, on the one hand, and the Stockholders’ Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages), on the other hand; provided that any such costs and expenses of the Stockholders’ Representative or the Stockholders that are payable prior to the Closing shall instead be paid by the Company.

(b) If the Japanese Pension Amount or, if applicable, the Arbitrated Japanese Pension Amount, is a positive number, the Buyer shall pay to the Stockholders’ Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages), by wire transfer or delivery of other immediately available funds, an amount equal to the lesser of (i) the Japanese Pension Amount or Arbitrated Japanese Pension Amount, as applicable, and (ii) $1,000,000. If the Japanese Pension Amount or, if applicable, the Arbitrated Japanese Pension Amount, is a negative number, the Stockholders’ Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages) shall pay to the Buyer, by wire transfer or delivery of other immediately available funds, an amount equal to the lesser of (i) the absolute value of the Japanese Pension Amount or the Arbitrated Japanese Pension Amount, as applicable, and (ii) $4,000,000.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer, as of the date hereof and as of the Closing that each statement contained in this Article 3 is correct and complete, except as set forth in the Schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Schedules”). Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

Section 3.01 Organization and Qualification. Each of the Company and the Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization. Each of the Company and the Subsidiaries has full corporate, limited liability company or other entity power and authority to own or lease its respective properties and, except as set forth on Schedule 3.01, to conduct its respective businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The copies of the Company’s and each Subsidiary’s articles of incorporation and by-laws or other equivalent governing documents, each as amended to date and each heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending. Except as set forth on Schedule 3.01, the copies of the Company’s and each Subsidiary’s minute books containing the records of meetings of the shareholders, board of directors, the stock certificate books, the stock record books and similar organizational records of the Company and each Subsidiary, in the form made available to the Buyer and/or its agents, and are complete and correct in all material respects. The Company and each Subsidiary are duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Subsidiaries; Securities Owned. The Company has no, and since the Acquisition Date, has not had any direct or indirect Subsidiaries other than those listed on Schedule 3.02 hereto. Schedule 3.02 correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation or formation, and the classification or type as designated by such Subsidiary’s jurisdiction of incorporation or formation. Except as set forth on Schedule 3.02 hereto, neither the Company nor any Subsidiary owns, or holds the right to acquire, any securities, partnership interest, joint venture interest or other security or interest in any other Person or Governmental Authority (other than Cash and securities of other Subsidiaries of the Company).

Section 3.03 Capitalization.

(a) The total authorized capital stock of the Company consists of 60,000 shares of Preferred Stock, 39,793 of which are issued and outstanding as of the date hereof and 60,000 shares of Common Stock, of which 43,779 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Preferred Stock and Common Stock are duly and validly issued and outstanding, and are fully paid and non-assessable. On the date hereof, all of the issued and outstanding shares of Preferred Stock and Common Stock are owned of record and beneficially by the Stockholders as set forth on Schedule 3.03 hereto, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges that will be released at the Closing. Except as set forth on Schedule 3.03, there are no authorized or outstanding subscriptions, options, warrants, commitments, preemptive rights, subscription rights, exchange rights, agreements, arrangements, commitments or obligations (contingent or otherwise) of any kind for or relating to the repurchase, acquisition, issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

(b) To the extent applicable, all of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are duly and validly issued and outstanding, and are fully paid (in compliance with applicable Laws) and, to the extent applicable, non-assessable. All of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are directly or indirectly wholly-owned by the Company, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges that will be released at the Closing. Except as set forth on Schedule 3.03 hereof, there are no authorized or outstanding subscriptions, options, warrants, commitments, preemptive rights, subscription rights, exchange rights, agreements, arrangements, commitments or obligations (contingent or otherwise) of any kind for or relating to the repurchase, acquisition, issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Subsidiary of the Company.

Section 3.04 Authority of the Company.

(a) The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement (the “Other Documents”) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Other Document and the performance of the Company’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement and each Other Document. This Agreement and each Other Document constitute, or will when executed and delivered constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Company of this Agreement and each Other Document to which it is a party:

(i) do not and will not violate any provision of the articles of incorporation or by-laws or other equivalent governing document of the Company or any Subsidiary;

(ii) do not and will not violate any Laws of the United States, or any state or other jurisdiction applicable to the Company or any Subsidiary, or require the Company or any Subsidiary to obtain any approval, consent or waiver of, or make any filing with, or provide notice to, any Person (governmental or otherwise) that has not been obtained or made, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or other competition or anti-trust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (the “Antitrust Laws”); and

(iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination, acceleration, modification, cancellation of, or require any notice, consent, authorization, approval or exemption under, any indenture, loan or credit agreement, or any other agreement, contract, understanding, commitment, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company or any Subsidiary is a party or by which the property of the Company or any Subsidiary is bound (or result in the imposition of any Liens upon any of their assets), except where any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as otherwise set forth on Schedule 3.04 hereto.

Section 3.05 Compliance with Laws. Except as set forth on Schedule 3.05 hereto, the Company and each Subsidiary is in compliance with all applicable laws, judgments, decrees, injunctions, statutes, ordinances, orders, rules and regulations (“Laws”) promulgated by any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, transnational, federal, state, municipal or local (a “Governmental Authority”) which are necessary for the operation of the business of the Company and the Subsidiaries as conducted, except where failure to so comply would not, individually or in the aggregate, currently have a Material Adverse Effect. Since the Acquisition Date, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply materially with any Law by the Company or its Subsidiaries.

Section 3.06 Advisory and Other Fees. Neither the Company, nor any Subsidiary has incurred nor shall any of them become liable for any advisory fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, other than advisory fees payable to Lincoln International, L.L.C., which fees shall be paid by or on behalf of the Stockholders as provided in Section 12.04.

Section 3.07 Taxes. Except as set forth on Schedule 3.07 hereto:

(a) (i) Since the Acquisition Date, all income Tax Returns of or with respect to the Company and each Subsidiary required by Law to be filed have been timely filed and all other material Tax Returns of or with respect to the Company and each Subsidiary required by applicable federal, foreign, state, local or other Law to be filed have been filed;

(ii) The Company and each Subsidiary have timely paid or caused to be paid as of the date hereof all Taxes (whether or not shown as due on any Tax Returns referred to in Section 3.07(a)(i)), except to the extent such Taxes are being contested in good faith by the Company or any Subsidiary and are properly reserved for on the books or records of the Company; and

(iii) Since the Acquisition Date, there has not been any audit of any Tax Return filed by or with respect to the Company or any Subsidiary for which the applicable statute of limitations has not expired, no audit of any such Tax Return of or including the Company or any Subsidiary is in progress, and neither the Company nor any Subsidiary has been notified by any taxing authority that any audit is contemplated or pending. Since the Acquisition Date, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(b) Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6 (or a similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c) No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any Subsidiary and the Internal Revenue Service has not proposed in writing any such adjustment or change in accounting method.

(d) Since the Acquisition Date, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e) Since the Acquisition Date, the Company and each Subsidiary have withheld and paid over to the relevant Governmental Entity all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

(f) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either by themselves or in connection with any other event, will entitle any employee, officer, or director of the Company or any Subsidiaries to any payment of any material amount that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Code § 280G(b)(1) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

Section 3.08 Litigation. Schedule 3.08 hereto sets forth each material claim, complaint, charge, grievance, arbitration, condemnation, expropriation or other proceeding in eminent domain, action, suit, investigation and other proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or the operation, conduct, use or value of their properties or facilities, at law or in equity, or before or by any Governmental Authority.

Section 3.09 Financial Statements.

(a) The Company has delivered to the Buyer the following financial statements, attached as Schedule 3.09(a) hereto:

(i) audited consolidated balance sheet of the Company as of December 31, 2004, December 31, 2005 and December 31, 2006 and audited consolidated statements of operations, shareholder’s equity, and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”); and

(ii) unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “Latest Balance Sheet”) and the related statements of operations and cash flows for the three (3) months then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the relevant entities at the dates of said statements and the results of their operations and cash flows for the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date of such statements and the results of their operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments, none of which would be, individually or in the aggregate, material.

(c) Except as set forth on Schedule 3.09(c) hereto, neither the Company nor any of the Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, or otherwise, whether due or to become due and regardless of when or by whom asserted), except for (i) the liabilities reflected or reserved against on the Latest Balance Sheet (including any notes thereto); (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit); (iii) liabilities identified on the Schedules hereto; and (iv) liabilities which, together with all liabilities arising out of the same facts and circumstances, individually or in the aggregate, would not exceed $2,000,000; provided that in the event a subject matter is specifically addressed in any of the representations or warranties in Sections 3.05, 3.06, 3.07, 3.10, 3.12, 3.15, 3.19, 3.20, 3.21 or 3.25, the Buyer shall only be entitled to rely on such representations or warranties and the representations and warranties in this Section 3.09(c) shall not be deemed to cover or be made with respect to such liabilities that are specifically addressed in such other representations or warranties.

Section 3.10 Transactions with Affiliates. Except as set forth on Schedule 3.10 hereto and except to the extent reflected in the Financial Statements, there is not in existence any, and since the Acquisition Date, other than arrangements entered into in the ordinary course of business with individuals relating to their employment by the Company or any of its Subsidiaries, there have been no, material transactions, contracts, understandings or agreements of any kind between the Company or any Subsidiary and any Person (other than the Company or any Subsidiary) who is an Affiliate of the Company or any Subsidiary, or officer, director or shareholder or, to the Knowledge of the Company, any employee of the Company or any Subsidiary, or any individual related by marriage or adoption to any such individual or entity in which any such individual owns a material interest.

Section 3.11 Real Properties.

(a) The Company or the Subsidiaries have good and marketable title to the real properties set forth on Schedule 3.11(a) (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens and except for matters that would not have a Material Adverse Effect. Except as set forth on Schedule 3.11(a), the Company or the Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party except as would not have a Material Adverse Effect.

(b) Schedule 3.11(b) hereto sets forth each lease or other agreement under which the Company or any Subsidiary leases or has rights in any material real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). True and complete copies of the Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to the Buyer and/or its agents by the Company. Except as set forth on Schedule 3.11(b) hereto, (i) the Company and each Subsidiary have a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.11(b) hereto (individually, the “Leased Real Property” and, collectively, the “Leased Real Properties”); (ii) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) No material permit, license or certificate of occupancy pertaining to the leasing or operation of any Owned Real Property or Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority.

Section 3.12 Absence of Material Adverse Effect. Except as set forth on Schedule 3.12 hereto, since the date of the Reference Balance Sheet, there has not been any Material Adverse Effect.

Section 3.13 Absence of Certain Changes. Except as set forth on Schedule 3.13 hereto, as of the date hereof, the Company and each Subsidiary have complied in all material respects with the covenants and restrictions set forth in Section 6.01 hereof to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the Reference Balance Sheet.

Section 3.14 Tangible Personal Property. Except as set forth on Schedule 3.14 hereto, (a) the Company and each Subsidiary have good and marketable title to all of the items of tangible personal property and assets used by them or reflected on the Latest Balance Sheet, except for inventory or equipment sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices, and (b) all such tangible personal property is owned free and clear of all liens, encumbrances, mortgages, pledges, options, licenses, rights of first refusal, rights of first offer and security interests (collectively, “Liens”), except for (i) Liens identified on Schedule 3.14 hereto, and (ii) Permitted Liens.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) hereto sets forth a complete and accurate list of all: (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and Internet domain name registrations, (iii) registered copyrights and applications for registration of copyrights, and (iv) to the Knowledge of the Company, material software (including, without limitation, generic descriptions of firmware, libraries, middleware, and applications) that is embodied in any product or service of the Company or any of its Subsidiaries, in each of the foregoing cases that are owned by the Company or any Subsidiary (collectively, “Company Scheduled Intellectual Property”).

(b) Except as set forth on Schedule 3.15(b), the Company (directly or through a Subsidiary) (i) owns and possesses all right, title and interest in and to all Company Scheduled Intellectual Property, free and clear of all Liens other than (1) Permitted Liens or (2) any applicable licenses set forth on Schedule 3.16(i), and (ii) owns and possesses all right, title and interest in and to or possesses valid and enforceable licenses to all (y) other Company Intellectual Property and (z) all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries on or prior to Closing, in each case (i) and (ii) free and clear of all Liens other than (1) Permitted Liens or (2) any applicable licenses set forth on Schedule 3.16(i).

(c) Except as set forth on Schedule 3.15(c), (i) to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice of infringement or misappropriation of or conflict with any Intellectual Property of any third party (including, without limitation, any written demands or written unsolicited offers to license any Intellectual Property from any third party that reference a third party patent and a Company product or service); (ii) neither the conduct of its business nor any of the products sold or services provided by the Company or any Subsidiary in connection therewith infringes, misappropriates or otherwise conflicts with Intellectual Property of any third party on or prior to Closing; (iii) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any Intellectual Property owned by the Company; and (iv) no claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries by any third party regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property, and to the Knowledge of the Company there are no grounds for the same.

(d) (i) Since the Acquisition Date and to the Knowledge of the Company, no material Company Intellectual Property has been abandoned or permitted to lapse, and (ii) the Company and its Subsidiaries (as applicable) have used all commercially reasonable efforts to maintain and protect the Company Intellectual Property, in each case, except as set forth on Schedule 3.15(d).

(e) Except as set forth on Schedule 3.15(e) and Schedule 3.04, (i) the transactions contemplated by this Agreement will not have an adverse effect on the Company’s or any Subsidiary’s right, title or interest in and to the Intellectual Property owned or used by the Company or such Subsidiary, and (ii) all of such Intellectual Property shall be owned or available for use by the Company or the applicable Subsidiary immediately after Closing on terms and conditions identical to those under which such Intellectual Property was owned or available for use by the Company or such Subsidiary immediately prior to the Closing.

(f) Except as set forth on Schedule 3.16(f), to the Knowledge of the Company, (i) the Company and its Subsidiaries have taken steps reasonable under the circumstances to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company and its Subsidiaries, and (ii) each of the Company and its Subsidiaries has instituted policies requiring each employee, consultant and independent contractor (1) to execute proprietary information and confidentiality agreements, and (2) to execute agreements assigning to the Company or one of its Subsidiaries any Intellectual Property arising out of such employee’s, consultant’s or independent contractor’s employment or engagement, in each case prior to or upon their employment or engagement, except that, for Japanese employees, instead of requiring such Japanese employees to execute such agreements, each of the Company and its Subsidiaries has instituted policies requiring that any Intellectual Property rights from work done by such Japanese employees shall be transferred to the Company or applicable Subsidiary upon completion of the work done under the applicable development project.

Section 3.16 Contracts. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 3.16 hereto (true and complete, in all material respects, copies of which have been made available to the Buyer and/or its agents (other than click-through or shrink-wrap software licenses, or licenses to the Company or any of its Subsidiaries of commercially available, unmodified, “off the shelf” software solely for use of the Company or any Subsidiary other than use in any product or service of the Company or any of its Subsidiaries, or oral contracts)) and except for Contracts entered into by the Company or any of its Subsidiaries after the date hereof in accordance with Section 6.01 (all of the foregoing required to be listed on Schedule 3.16 or entered into in accordance with Section 6.01, the “Contracts”), neither the Company nor any Subsidiary is a party to or subject to, or any assets, properties or operations of the Company or the Subsidiaries are bound by:

(a) any plan, contract, commitment or agreement providing for or relating to bonuses, stock, options, stock purchases, profit sharing, collective bargaining or the like or any contract or agreement with any labor union (other than the plans listed on Schedule 3.19) or containing any severance obligations or providing for the payment of cash or other compensation or benefits upon the sale of all or a portion of the assets of the Company or any Subsidiary or a change of control;

(b) any consulting or employment contract or contract for services (other than for services by independent contractors) which requires the payment of more than $200,000 annually in total cash compensation which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any material penalty or severance payment;

(c) any contract or agreement for the purchase of any commodity, material or equipment in excess of $500,000 (other than purchase orders entered into in the ordinary course of business);

(d) any other contracts or agreements creating any obligation of the Company or any Subsidiary of more than $500,000 annually with respect to any such contract;

(e) any contract or agreement requiring the purchase of all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business;

(f) any contract or agreement which by its terms does not terminate or is not terminable by the Company or any Subsidiary within twelve months after the date hereof without payment of a penalty of $200,000 or more;

(g) any material contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person;

(h) any partnership, joint venture or other similar contract or agreement;

(i) any unexpired contract or agreement providing for the license of any Intellectual Property to or from the Company or any Subsidiary (except for click-through or shrink-wrap software licenses, or licenses to the Company or any of its Subsidiaries of commercially available, unmodified, “off the shelf” software solely for use of the Company or any Subsidiary other than use in any product or service of the Company or any of its Subsidiaries);

(j) any unexpired material confidentiality agreements under which the Company or one of its Subsidiaries currently (1) has rights with respect to the confidential information disclosed by the Company or one of its Subsidiaries to a third party, or (2) has obligations with respect to confidential information disclosed by a third party to the Company or one of its Subsidiaries (provided that all confidentiality agreements shall be deemed Contracts);

(k) any warranty agreements with respect to services rendered or products sold by the Company or its Subsidiaries, other than warranties entered into in the ordinary course of business (an example of which is disclosed as Schedule 3.16(j) hereto);

(l) any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $250,000 or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business;

(m) any contract, agreement or arrangement under which the Company or any Subsidiary has advanced or loaned any amount to any of its directors, officers, managers or employees, except for advances to employees for expenses in the ordinary course of business;

(n) any contract, agreement or arrangement for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

(o) any material contract, agreement or arrangement that would constitute Indebtedness of the Company or its Subsidiaries (excluding advances to employees for expenses in the ordinary course of business, but including (x) the items set forth in clause (1) of the definition of Indebtedness and (y) as of March 31, 2007, the items set forth in clause (2) in the definition of Indebtedness, to the extent any such item is between the Company or any of its Subsidiaries domiciled in the United States, on the one hand, and any of the Company’s Subsidiaries domiciled outside of the United States, on the other hand);

(p) any contract, agreement or arrangement granting any Person a Lien on all or any part of the material assets of the Company or any Subsidiary, other than Liens which will be released at the Closing;

(q) any contract, agreement or arrangement under which the Company or any Subsidiary is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by the Company or any Subsidiary, in any single lease (or group of related leases with the same party) under (i) or (ii) having an original value in excess of $200,000;

(r) any contract, agreement or arrangement with any officers, directors or shareholders of the Company or any Subsidiary;

(s) any leases, subleases and other contracts, agreements or arrangements pertaining to any of the Owned Real Property or Leased Real Property; or

(t) any contract, agreement or arrangement containing releases, covenants, warranties or indemnities concerning environmental conditions of any real property, including any Owned Real Property or Leased Real Property.

The Company has made available to the Buyer and/or its agents a true and complete copy of each written Contact (other than click-through or shrink-wrap software licenses, or licenses to the Company or any of its Subsidiaries of commercially available, unmodified, “off the shelf” software solely for internal use of the Company or any Subsidiary) that is true and complete in all material respects, together with all amendments, exhibits, attachments waivers or other changes thereto, and a written summary of the material terms of each oral Contract. All Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary and, to the Knowledge of the

Company, the other parties thereto, and are enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default in complying with any material provisions of the Contracts, nor has the Company or any of the Subsidiaries received written notice of any such default, and no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of the Company or such Subsidiary which default would reasonably be expected to have a Material Adverse Effect.

Section 3.17 Insurance. The Company has made available to the Buyer true, correct and complete copies of all insurance policies, including fidelity bonds, general liability policies, product liability, comprehensive general liability and umbrella insurance policies, maintained as of the date hereof by the Company and each Subsidiary (the “Insurance Policies”), together with descriptions of “self-insurance” programs, if any. All Insurance Policies are in full force and effect, and all premiums due under the Insurance Policies have been paid, and the Company is not, and has not been since the Acquisition Date, in material default with respect to its liabilities under any such Insurance Policies.

Section 3.18 Permits. Except as set forth on Schedule 3.18 hereto, (i) the Company and each Subsidiary has obtained and currently holds and is in compliance with all terms and conditions of all permits, registrations, licenses, franchises, certifications, approvals, exemptions, accreditations, notifications, registrations, classifications and other approvals (collectively, the “Approvals”) from Governmental Authorities necessary for the conduct of its business as presently conducted, except where the failure to obtain such Approvals or to be in compliance with the terms and conditions of such Approvals would not reasonably be expected to have a Material Adverse Effect, (ii) all such Approvals are valid and in full force and effect, except where the failure of such Approvals to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by the Company or by the consummation of the transactions contemplated by this Agreement.

Section 3.19 Employee Benefit Plans. All Employee Benefit Plans are listed on Schedule 3.19 hereto. Except as set forth on Schedule 3.19 hereto:

(a) all Employee Benefit Plans (or descriptions thereof in the case of unwritten Employee Benefit Plans or Employee Benefit Plans not subject to ERISA), the most recent summary plan descriptions, Form 5500 annual reports and financial statements, each current determination or opinion letter received from the IRS, material correspondence from any government agency related to an Employee Plan have been made available to the Buyer and/or its agents;

(b) all Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with their terms and all applicable Laws, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code;

(c) none of any Employee Benefit Plan, the Company, or any officer, director or employee of the Company, or to the Knowledge of the Company, any other trustee or fiduciary, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company, its Subsidiaries, any Employee Benefit Plan or trustee or administration thereof, or any party dealing with any Employee Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(d) no Employee Benefit Plan is a defined benefit pension plan or has within the six years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and none of the Company, its Subsidiaries or any Person that is or was, at a relevant time, treated as a single employer with the Company or its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”) has, or would reasonably expect to incur, any liability under Section 412 of the Code or Section 302 or Title IV of ERISA;

(e) neither the Company nor any ERISA Affiliate has any obligation to contribute, or any liability with respect, to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(f) each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan;

(g) with respect to the Employee Benefit Plans, all required contributions, premium or benefit payments and claims required to have been made or paid prior to the date hereof have been made or properly accrued on the Company’s financial statements;

(h) the Company has no liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees, directors or contractors of the Company beyond their termination of employment (other than coverage mandated by law for which the covered individual pays the full premium cost of coverage), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan; and

(i) the execution or delivery of this Agreement or the consummation of the transactions contemplated herein, either alone or in combination with another event, will not give rise to any payment, accelerate the time of payment, vesting or funding, or increase the amount of compensation to any current or former employee, director or contractor, except as set forth on Schedule 3.19.

(j) Other than claims for benefits submitted in the ordinary course pursuant to the procedures under any Employee Benefit Plan, there are no actual or, to the Knowledge of the Company, threatened claims, audits, investigations, actions, hearings or other proceedings involving any Employee Benefit Plan.

Section 3.20 Employees; Labor Matters. Neither the Company nor any Subsidiary is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.20 hereto, neither the Company nor any Subsidiary has a written policy, practice, plan or program of paying severance pay or any written form of severance compensation in connection with the termination of employment. Except as set forth on Schedule 3.20 hereto, there are no material grievances, complaints or charges that have been filed against the Company or any Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 3.20 hereto, no collective bargaining agreements are in effect or are currently being negotiated by the Company or any Subsidiary.

Section 3.21 Environmental Matters. Except as set forth on Schedule 3.21 hereto, for the past 5 years, the Company and the Subsidiaries have obtained and possessed all material permits, licenses and other material authorizations required under federal, state and local Laws (and the common law) and regulations concerning worker safety and health or pollution or protection of the environment, in each case as enacted and in effect on or prior to the date hereof, including all such laws and regulations relating to the emission, discharge, release or threatened release of any petroleum, pollutants, environmental contaminants or hazardous or toxic materials, noise, odors, substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”). Except as set forth on Schedule 3.21 hereto, the Company and each Subsidiary are and have for the past five years been in material compliance with all terms and conditions of such permits, licenses and authorizations and are and have for the past five years been in material compliance with all other Environmental Requirements. Except as set forth on Schedule 3.21 hereto, neither the Company nor any Subsidiary has received any written notice from any governmental authority or other third party asserting or alleging that the Company or any Subsidiary has failed in any material respect to comply with any Environmental Requirements, or that the Company or any Subsidiary is liable in any material respect for any material injury or material damages to any Person or property because of the release or threatened release of any petroleum, pollutants, environmental contaminants, hazardous or toxic materials, substances or wastes except for such notices the subject matter of which has been substantially resolved. Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary or predecessor has treated, stored, handled, disposed of or released or exposed any person to any substance, or owned or operated any property or facility so as to give rise to any material liabilities or obligations under any Environmental Requirements, including without limitation any obligations to conduct or fund remedial or other response action. The Company has made available to the Buyer all material environmental audits and reports that are in the Company’s possession and that relate to the Company’s or any Subsidiary’s past or current properties, facilities or operations, which audits and reports are listed on Schedule 3.21 hereto. Notwithstanding any implication to the contrary contained herein, this Section 3.21 constitutes the sole and exclusive representations and warranties of the Company with respect to Environmental Requirements and all other environmental matters. The Company has, and immediately after the Closing will have, indemnification rights for items 1, 3, 4, 5, and 6 identified on Schedule 3.21 from Philips Electronics North America Corporation pursuant to the 1999 Purchase and Sale Agreement.

Section 3.22 Employee Relations. Except as set forth on Schedule 3.22, none of the employees of the Company or any Subsidiary is represented by a union, is party to any collective bargaining agreement or has a relationship with any labor organization, and, since the Acquisition Date, to the Knowledge of the Company, no labor organization or group of employees has filed any representation petition and there has not been, and is no, union organizational or decertification activity; nor, to the Knowledge of the Company, is any such action threatened against the Company or any Subsidiary. Set forth on Schedule 3.22 hereto is a list of all allegations and charges, and material grievances, investigations, complaints of any kind, actions, suits and proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any employees, former employees or prospective employees of the Company and any Subsidiary or involving other labor-related matters (including charges of employment discrimination or unfair labor practices). Neither the Company nor any Subsidiary is in violation in any material respect of any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of employees, former employees or prospective employees or other labor-related matters, including Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees of the Company or any Subsidiary, except where such violation would not, individually or in the aggregate, currently have a Material Adverse Effect. Since the Acquisition Date, neither the Company nor any Subsidiary has experienced any strike, picketing, boycott, work stoppage or slowdown or other material labor dispute and none is underway or, to the Knowledge of the Company, threatened.

Section 3.23 Officers and Directors; Bank Accounts. Schedule 3.23 hereto sets forth the name and title of each officer and director of the Company and each Subsidiary as of the date hereof, and any powers of attorney granted to a Person on behalf of the Company or any Subsidiary. Schedule 3.23 includes a list of each bank in which the Company or any Subsidiary has an account, safe deposit box or lock box as of the date hereof and the number of each such account or box and each authorized signatory as of the date hereof.

Section 3.24 Customers and Suppliers. Schedule 3.24 sets forth a list of the Company’s top ten (10) customers (the “Top Customers”) and suppliers (the “Top Suppliers”) as of December 31, 2006 (determined by the amount of total sales or purchases, as applicable). Except as set forth on Schedule 3.24, since the date of the Reference Balance Sheet, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any credible threat from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company or any Subsidiary (other than as a result of the consummation of the transactions contemplated by this Agreement). Except as set forth on Schedule 3.24, since the date of the Reference Balance Sheet, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any credible threat from any Top Customer of the Company or any Subsidiary to the effect that such customer will stop, or materially decrease the rate of, buying products or services of the Company or any Subsidiary (other than as a result of the consummation of the transactions contemplated by this Agreement solely as a result of communications first arising after the date hereof).

Section 3.25 Product Warranty. Product Warranty. Since the Acquisition Date, each product sold or delivered and each service rendered by the Company and the Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express warranties and neither the Company nor any Subsidiary has any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith, in each case, except to the extent of any reserve for product or service warranty claims or liabilities accrued on the Latest Balance Sheet. Except as set forth on Schedule 3.25, no product sold or delivered or service rendered by the Company and the Subsidiaries is subject to any written guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto.

Section 3.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS QUALIFIED BY THE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder severally represents and warrants to the Buyer, as of the date hereof and as of the Closing as to such Stockholder, that:

Section 4.01 Organizational Authorization. If such Stockholder is an entity, the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s organizational powers and have been duly authorized by all necessary action on the part of such Stockholder, and no other organizational proceedings on the part of such Stockholder, and no vote of the equityholders of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 4.02 Governmental Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the Antitrust Laws and federal and state securities laws.

Section 4.03 Noncontravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is an entity, violate its articles of incorporation or bylaws or other equivalent governing documents, (ii) assuming compliance with the matters referred to in Section 4.02, violate any material Law, rule, regulations, judgment, injunction, order or decree applicable to the transactions contemplated hereby or (iii) require any material consent, notice, authorization, approval or exemption or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Stockholder under any provisions of any material agreement or other material instrument binding upon such Stockholder.

Section 4.04 Ownership of Securities. As of the date hereof, such Stockholder is the owner of the number of shares of Common Stock and the number of shares of Preferred Stock, if any, set forth opposite his, her or its name on Schedule 3.03 hereto, free and clear of any Lien, except for Liens being released at the Closing. Such Stockholder will be, as of the Closing, the record and beneficial owner of such shares of Common Stock and, if any, Preferred Stock, free and clear of any Liens, except Liens being released at the Closing.

Section 4.05 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the other parties hereto, as of the date hereof and as of the Closing that:

Section 5.01 Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02 Organizational Authorization. The execution, delivery and performance by the Buyer of this Agreement and the Other Documents are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer and no vote of the Buyer’s stockholders are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and each Other Document constitute, or will when executed and delivered constitute, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the Antitrust Laws. Except as set forth on Schedule 5.03 attached hereto and other than compliance with any applicable requirements of the HSR Act, to the actual knowledge of the Buyer on the date hereof, no other material governmental filings, consents, authorizations or approvals pursuant to any Antitrust Laws are required in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.04 Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent, notice, authorization, approval or exemption or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer under any provisions of any material agreement or other material instrument binding upon the Buyer.

Section 5.05 Financing. The Buyer has as of the date hereof, and at the Closing shall have, sufficient cash, available lines of credit (including the ability to increase availability for acquisitions) or other sources of available funds to enable it to fulfill its obligations hereunder and to make payment of all amounts to be paid by it hereunder on and after the Closing Date (the “Financing”).

Section 5.06 Purchase for Investment. The Buyer is purchasing the Common Stock and the Preferred Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer is an “accredited investor” and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Stock and the Preferred Stock and is capable of bearing the economic risks of such investment.

Section 5.07 Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer or any of its Affiliates, which have or could have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, which have or could have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

Section 5.08 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement, other than advisory fees payable to City Capital Advisors, which fees shall be paid by or on behalf of the Buyer as provided in Section 12.04.

Section 5.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each Subsidiary will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each Subsidiary will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and the Subsidiaries.

Section 5.10 Acknowledgment by the Buyer.

(a) The Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and/or the Stockholders expressly and specifically set forth in this Agreement. Such representations and warranties by the Company and/or the Stockholders constitute the sole and exclusive representations and warranties of the Company, the Subsidiaries and the Stockholders to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the Subsidiaries or the quality, quantity or condition of the assets of the Company or the Subsidiaries) are specifically disclaimed by the Company, the Subsidiaries and the Stockholders. The Company, the Subsidiaries and the Stockholders do not make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or any of the Subsidiaries’ assets or any part thereto.

(b) In connection with the Buyer’s investigation of the Company and the Subsidiaries, the Buyer has received from or on behalf of the Company, the Subsidiaries or the Stockholders certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries for the fiscal year ending December 31, 2007 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Stockholders with respect thereto. Accordingly, neither the Company, the

Subsidiaries nor the Stockholders make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Buyer agrees that none of the Stockholders nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information regarding the Company or any of the Subsidiaries or their respective businesses, including the Confidential Executive Summary prepared by Lincoln International, L.L.C. and any information, document or material made available to the Buyer or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. Nothing in this Section 5.10 shall limit the right of the Buyer Indemnified Parties to rely on the representations and warranties set forth in this Agreement and to their rights for indemnification under Section 8.04 or Article 11 or to limit a claim for fraud.

Section 5.11 No Reliance. The Buyer acknowledges and agrees that the representations and warranties made by the Company in this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer, and the Buyer shall be deemed to have not relied on any data contained in such other document, material or statement for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant. Nothing in this Section 5.11 shall limit the right of the Buyer Indemnified Parties to rely on the representations and warranties set forth in this Agreement and to their rights for indemnification under Section 8.04 or Article 11 or to limit a claim for fraud.

Section 5.12 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (AS MODIFIED BY THE SCHEDULES), THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

Section 6.01 Conduct of the Company and the Subsidiaries. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, (ii) as required by applicable law or regulation, or (iii) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company and the Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights franchises, facilities and assets (including application of insurance proceeds and repair and replacement thereof consistent with historical practice), and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including through ordinary course renewals, negotiations with and amendments to such relationships) to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided, however, that no action by the Company or the Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions;

(b) the Company shall not, and shall not permit any of the Subsidiaries to (A) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock (except for (x) dividends in Cash and (y) dividends by the Subsidiaries to other Subsidiaries or to the Company), (B) split, combine or reclassify any of its or their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or their capital stock (except for any such transaction by a direct or indirect Subsidiary which remains a direct or indirect Subsidiary after consummation of such transaction), or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for repurchases and redemptions paid in Cash);

(c) the Company shall not, and shall not permit any of the Subsidiaries to, issue, deliver, repurchase, acquire or sell, or authorize or propose the issuance, delivery, repurchase, acquisition or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of its capital stock, or enter into any agreement with respect to any of the foregoing;

(d) other than to the extent required to comply with its obligations hereunder or required by law, the Company shall not, and shall not permit any of the Subsidiaries to, amend its or their certificate of incorporation, by-laws or other equivalent governing documents;

(e) the Company shall not, and shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or sell or otherwise acquire or agree to sell or acquire or in-license any assets or rights (other than the sale of inventory or obsolete equipment or the acquisition or in-license of assets (other than the acquisition of a business) used in the operations of the business of the Company and the Subsidiaries in the ordinary course consistent with past practice);

(f) other than as may be required by or in conformance with applicable law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Schedules, the Company shall not, and shall not permit any of the Subsidiaries to, sell, encumber, lease, sublease, license, or otherwise dispose of, or agree to sell, encumber, lease, sublease, license, or otherwise dispose of, any of its material assets other than in the ordinary course of business consistent with past practice;

(g) the Company shall not, and shall not permit any of the Subsidiaries to (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by the Company or a direct or indirect Subsidiary to or in the Company or any other direct or indirect Subsidiary, (B) pursuant to any contract or other legal obligation of the Company or any Subsidiary as in effect as of the date hereof or (C) in the ordinary course of business consistent with past practice or (y) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances to the Company or any Subsidiary not in existence as of the date of this Agreement except (1) pursuant to the credit facilities, indentures and, to the extent set forth on Schedule 6.01(g) (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement), other written arrangements in existence on the date of this Agreement, (2) by the Company or a direct or indirect Subsidiary to the Company or any other direct or indirect Subsidiary, (3) arising from the sale, factoring or discounting of receivables in the ordinary course of business consistent with past practice or (4) trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and, as set forth on Schedule 6.01(g), other written arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, in each case in compliance with Section 6.01(j)(ii);

(h) other than as required by an existing written contract or agreement as in effect on the date hereof, neither the Company nor any Subsidiary shall (A) increase the amount of compensation or severance pay of, or enter into any new bonus or incentive agreement or arrangement with, or amend or accelerate any existing agreement with, any director or employee (other than the acceleration of vesting of any of the Shares), (B) make any material increase in, or commitment to increase materially, any employee benefits, (C) amend or adopt or make any commitment to amend or adopt any Employee Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, or (D) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing management employees or hire any new management employees;

(i) other than Tax Returns to be filed by the Company in the ordinary course of business for the fiscal year ended December 31, 2006, the Company shall not (A) change its fiscal year, (B) make or change any material Tax election (except in the ordinary course of business consistent with past practice or as otherwise required by applicable law or regulation), (C) except as required by changes in GAAP or as required by applicable law or regulation, change its methods of accounting in effect as of the date hereof, (D) file any amended Tax Return, (E) enter into any closing agreement, (F) settle any Tax claim or assessment relating to the Company or the Subsidiaries, (G) surrender any right to claim a refund of Taxes, (H) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or the Subsidiaries, or (I) take any other similar actions relating to the Company or the Subsidiaries;

(j) other than in connection with any action expressly permitted by any other subsection of this Section 6.01, neither the Company nor any Subsidiary shall (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 3.16 of this Agreement except for any new contract awards, and any contract renewals, negotiations and amendments entered into in the ordinary course of business and consistent with past practice and in consultation with Buyer (to the extent such consultation is permitted by applicable Law), or (ii) amend, modify or prematurely terminate, or waive any material right or remedy under, any such contract (except as permitted by the foregoing clause (i)); provided that, for purposes of this Section 6.01(j), the monetary limitation set forth in Section 3.16(c) and Section 3.16(d) shall in each case be reduced from $500,000 to $250,000;

(k) except as set forth on Schedule 6.1(k), the Company shall not, and shall not permit any of the Subsidiaries to, make or commit to make any capital expenditures in excess of $200,000;

(l) the Company shall not, and shall not permit any of the Subsidiaries to, cancel, compromise or settle any claim or any material debts owed by a third-party to the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice; and

(m) the Company shall not, and shall not permit any of the Subsidiaries to, implement any plant closings or other layoffs of employees that would implicate the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq.

Section 6.02 Access. From the date hereof until the Closing Date, the Company and each Subsidiary will give, and, in the case of third parties, will use its commercially reasonable efforts to give, the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records, contracts and documents of or pertaining to the Company and the Subsidiaries, and to appropriate personnel, including legal counsel and accountants; provided that any such access (a) shall be during normal business hours on reasonable notice, (b) shall not, except as otherwise agreed in writing by the Stockholders’ Representative and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by any applicable Law and (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company or any Subsidiary.

Section 6.03 Subsequent Actions. On or before the Closing Date, the Company and each Stockholder, as applicable, will promptly (after becoming actually aware thereof) disclose to the Buyer in writing any exceptions to or variances from his, her or its representations and warranties in Article 3 or Article 4; provided that no such Person shall be required to make such disclosure unless such exceptions or variances would, or unless reasonable minds could differ about whether such exceptions or variances would, reasonably be expected to cause any of the conditions set forth in Section 9.01 not to be met.

Section 6.04 Cooperation Relating to Financing. The Company and the Subsidiaries will use their commercially reasonable efforts to cooperate with the Buyer and assist it in satisfying its guaranty and security requirements in connection with acquired entities as set forth in the Buyer’s senior credit facility agreements (including cooperating with the Buyer to obtain title commitments, title policies and surveys relating to any Owned Real Property); provided that such cooperation does not unreasonably interfere with the ongoing business of the Company or its Subsidiaries or any of their Affiliates, require any action or approval prior to the

Closing by any board of directors or similar governing body of the Company or any of its Subsidiaries, cause the breach of any agreement to which the Company or its Subsidiaries or any of their Affiliates is a party or involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement. Buyer shall indemnify and hold harmless each of the Company and its Subsidiaries and the Stockholders for and against any and all Losses suffered or incurred by them from claims made by Governmental Authorities or other third parties in connection with the arrangement of the Financing, except in the case of the Company’s, any of its Subsidiaries’ or any of their respective representatives’ fraud, gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 9.01(b), as it applies to the Company’s obligations under this Section 6.04, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or any of its Subsidiaries’ breach of its obligations under this Section 6.04. From and after the date hereof and prior to Closing, the Company shall furnish promptly to the Buyer the monthly and quarterly combined financial statements of the Company and the Subsidiaries (as prepared in accordance with their normal accounting procedures consistent with historical practice) promptly after such financial statements are available.

Section 6.05 Exclusivity. Until the Closing Date, neither the Company and its Subsidiaries nor any Stockholder shall (or permit any other Person on their behalf to) directly or indirectly, solicit or engage in discussion with third parties, initiate, entertain, engage in or respond to offers, inquiries, proposals or discussions, or enter into any agreement involving any transaction that has as its purpose a business combination involving or disposing of the whole or part of the Company or any of its Subsidiaries or any other transaction that would prevent the transactions contemplated by this Agreement (each a “Proposal”). The Stockholders’ Representative will notify the Buyer as soon as practicable if any Person makes any proposal, offer, inquiry to or contact with the Company or any of its Subsidiaries or any Stockholder with respect to any Proposal and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal, offer or inquiry. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.05 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Section 6.05, the Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of this Section 6.05 and to enforce specifically the provisions of this Section 6.05 in addition to any other remedy to which the Buyer may be entitled, at law or in equity. For purposes of this Agreement, “Proposal” shall include any proposed or actual (a) sale, merger, consolidation or similar transaction involving the Company or its Subsidiaries, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets or properties of the Company or its Subsidiaries representing more than 10% of the consolidated assets, revenues, earnings before interest, tax, depreciation and amortization or profits of the Company or such Subsidiaries, or (c) sale or other disposition by the Company or any of its Subsidiaries (including by way of merger, consolidation or share exchange) of any interest or securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the Shares.

Section 6.06 Confidentiality.

(a) From and after the Closing until the fifth anniversary of the Closing, on a several and not joint basis, each of the Stockholders that is not employed by the Company or its Subsidiaries immediately following the Closing (in its capacity as a Stockholder and, if applicable, not as a lender (or agent therefor) prior to the Closing) and the Stockholders’ Representative shall, and shall direct those of its directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, Affiliates and other advisors (“Seller Parties”) who have Confidential Information to, keep strictly confidential and not disclose any Confidential Information (except to or among its Seller Parties) without the prior written consent of the Buyer, unless such disclosure (i) is required by applicable law, governmental rule or regulation or court order, (ii) is required in any legal, administrative or arbitral process or proceeding, including in connection with any tax audit involving such Person, (iii) is required to be made in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement or (iv) is made to such Stockholder’s direct or indirect current or prospective limited partners or investors of Confidential Information that is not commercially sensitive. In the event that any Seller Party is required to disclose any of the Confidential Information, such Person will use commercially reasonable efforts to provide the Company and the Buyer with prompt written notice so that the Company or Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Person will use commercially reasonable efforts to cooperate with the Company and Buyer, as the case may be, in any effort the Company or the Buyer undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company (after the Closing) or the Buyer waives compliance with the provisions of this Section 6.06, such Person will furnish only that portion of the Confidential Information that is legally required and will exercise all commercially reasonable efforts to obtain reasonably reliable assurance that the Confidential Information will be accorded confidential treatment. “Confidential Information” shall mean any non-public information related to the activities, business or affairs of the Company or any of its Subsidiaries or the transactions contemplated hereby, other than information (i) that is or becomes available through publicly available sources of information (other than as a result of disclosure by such Stockholder or any Seller Party), (ii) that was already in the possession of such Stockholder or its Seller Parties on a non-confidential basis before being disclosed to such Stockholder or its Seller Parties by the Company or its Subsidiaries or any other Seller Party, (iii) becomes available to such Stockholder or its Seller Parties on a non-confidential basis from a source (other than the Company, its Subsidiaries or their respective representatives or any Seller Party) that is not and was not prohibited from disclosing such information to such Stockholder or its Seller Parties by a legal obligation or other obligation of confidentiality with respect to such information or (iv) was or is developed by such Stockholder or its Seller Parties without the use of the Confidential Information.

(b) The Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of this Section 6.06 and to enforce specifically the provisions of this Section 6.06 in addition to any other remedy to which the Buyer may be entitled, at law or in equity.

ARTICLE 7

COVENANTS OF THE BUYER

Section 7.01 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Buyer’s Representatives”) to hold, in confidence, all confidential documents and information concerning the Company or any Subsidiary furnished to the Buyer or the Buyer’s Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the letter agreement, dated as of April 18, 2007, between the Buyer and the Company, and as further amended from time to time (the “Confidentiality Agreement”).

Section 7.02 Access. From and after the Closing, the Buyer, the Company and each Subsidiary shall afford promptly to the Stockholders’ Representative and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer, the Company and the Subsidiaries to the extent necessary to permit the Stockholders’ Representative to determine any matter relating to the Stockholders’ respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Stockholders’ Representative shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer, the Company or the Subsidiaries. Unless otherwise consented to in writing by the Stockholders’ Representative, neither the Buyer, the Company nor any Subsidiary shall, for a period of seven years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and the Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Stockholders’ Representative such books and records or any portion thereof which the Buyer, the Company or any Subsidiary may intend to destroy, alter or otherwise dispose of.

Section 7.03 Notification. Prior to the Closing, upon discovery of any variances from the representations and warranties contained in this Agreement, the Buyer shall promptly notify the Company and the Stockholders’ Representative of such variances.

Section 7.04 Director and Officer Liability, Indemnification and Insurance. For a period of six years after the Closing Date, the Company and its Subsidiaries shall not amend, repeal or modify any provision in the Company’s or any Subsidiary’s articles of incorporation or bylaws or equivalent governing documents relating to the exculpation or indemnification of any current or former officer, director or similar functionary (unless required by law), it being the intent of the parties that the officers, directors and or similar functionaries of the Company and the Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law. The Company shall maintain its existing officers’ and directors’ liability insurance, or other liability insurance that covers events occurring prior to the Closing on terms and in amounts no less favorable to its officers, directors and similar functionaries than its existing officers’ and director’s liability insurance for a period of six years after the Closing. If the Company, the Subsidiaries or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and the Subsidiaries shall assume all of the obligations set forth in this Section. The provisions of this Section 7.04 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or the Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 7.05 Employment and Benefit Arrangements.

(a) From and after the Closing Date, the Company and the Subsidiaries shall honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, policies, arrangements and agreements to which the Company or any Subsidiary is a party in accordance with their terms. With respect to any Employee Benefit Plans in which any employees of the Company and the Subsidiaries participate on or after the Closing, the Company and the Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company’s and each Subsidiary’s employees with the Company or any of the Subsidiaries, as applicable, for all purposes (including for purposes of determining future vacation entitlements and severance amounts under any vacation or severance program for which service is used to determine the level of benefits, eligibility to participate and vesting credit, but excluding benefit accruals to the extent permitted by applicable Laws) under any Employee Benefit Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

(b) Prior to the Closing Date, the Company shall adopt a board resolution or consent terminating the Airpax Corporation, LLC 401(k) Retirement Savings Account Plan, conditioned on the Closing, and adopt a plan amendment to reflect such termination.

Section 7.06 Regulatory Filings. The Buyer and the Stockholders shall, within five business days after the date hereof, make or cause to be made all filings and submissions required of the parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any Antitrust Laws listed on Schedule 5.03. Buyer and the Stockholders shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Antitrust Authorities. In addition, Buyer shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided that Buyer need not divest or hold separate assets, terminate or modify existing business relationships, or take any other such steps to the extent that such actions would have a Material Adverse Effect on the business of the Company and the Subsidiaries or an equivalent (rather than proportionate) level of impact on the business of the Buyer. The Buyer shall be responsible for all filing fees under the Antitrust Laws and under any such other laws or regulations applicable to the parties in accordance with Section 12.04.

Section 7.07 Contact with Employees, Customers and Suppliers. Prior to the Closing, neither the Buyer nor any of the Buyer’s Representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Company or any Subsidiary in connection with or regarding the transactions contemplated hereby, except to the extent approved in writing by the Stockholders’ Representative (which approval shall not be unreasonably withheld, conditioned or delayed) or as permitted by the next sentence. From the date of this Agreement through the end of the fifth business day following the date of this Agreement, the Company shall use its commercially reasonable efforts to facilitate a telephonic conversation or meeting (each, a “Customer Conversation”) between the Buyer and its representatives, on the one hand, and each of the customers of the Company or its Subsidiaries set forth on Schedule 7.07, on the other hand, as soon as practicable prior to the fifth business day following the date of this Agreement.

Section 7.08 Financial Assistance. The Buyer shall not take any action with respect to the assignment of this Agreement, the financing of the transactions contemplated by this Agreement or otherwise that would violate any “financial assistance” or similar prohibitions in any jurisdiction where the Company or any of its Subsidiaries is organized or branch offices are located.

ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Buyer and the Stockholders shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable to cause the conditions to the other party’s obligations set forth in Article 9 to be satisfied and the transactions contemplated by this Agreement to be consummated, in each case as promptly after the date hereof as practicable. Without limiting the generality of the foregoing, the parties hereto shall give all notices, make all required filings with or applications to Governmental Authorities, and use their commercially reasonable efforts to obtain all consents and approvals of all third parties, including Governmental Authorities, required for them to consummate, or as a result of their consummation of, the transactions contemplated hereby. Except as otherwise expressly set forth in this Agreement, neither the Stockholders nor the Company on the one hand, nor the Buyer on the other hand shall have any obligation to pay any material amounts or incur any material liability or obligation to any third party as a condition or inducement for obtaining any consents described on Schedule 3.04. Each of the Stockholders, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 8.02 Further Cooperation. Each of the Stockholders and the Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained under any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Stockholders’ Representative, unless required by law (in the reasonable opinion of counsel), in which case the Buyer and the Stockholders’ Representative shall have the right to review and comment on such public announcement prior to publication.

Section 8.04 Tax Matters.

(a) Subject to Section 12.04, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid one half by the Buyer and one half by the Stockholders, pro rata on a several basis based on their relative Allocation Percentages, when due, and the Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law or regulation, the Stockholders, will execute and deliver, and will cause their respective Affiliates to join in the execution and delivery of, any such Tax Returns and other documentation. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries for all periods ending prior to or including the Closing Date which are filed after the Closing Date. At least 15 days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Stockholders’ Representative for its review and approval, and Buyer shall make any changes reasonably requested by the Stockholders’ Representative. For purposes of this Section 8.04, (i) the Stockholders’ Representative shall approve of any Tax Return if the filing of such Tax Return, as prepared by the Buyer, is not reasonably expected by the Stockholders’ Representative (in its sole discretion) to adversely affect any Stockholder and (ii) the Stockholders’ Representative shall be deemed to approve of any Tax Return if the Stockholders’ Representative fails to object within 10 days of receiving such Tax Return from Buyer.

(b) After the Closing and until the expiration of any applicable statutes of limitations (including any extensions thereof), the Stockholders, pro rata on a several basis based on their relative Allocation Percentages, shall indemnify the Company, the Subsidiaries, and the Buyer and hold them harmless from and against (i) all Income Taxes (or the non-payment thereof) of the Company and each Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date (any “Pre-Closing Tax Periods”), (ii) any and all Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiaries (or any predecessor of any of the forgoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any similar provision of state, local or foreign Tax law, and (iii) any and all Income Taxes of any person (other than the Company and the Subsidiaries) imposed on the Company or any of the Subsidiaries as a transferee or successor, by contract or pursuant to any law, rules or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, other than, in the case of (i), (ii) or (iii), any Taxes attributable to the period on the Closing Date after the Closing that do not arise in the ordinary course of the Company or the relevant Subsidiary’s trade or business.

(c) For purposes of the indemnity provisions of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes related to the portion of such Tax period ending on and including the Closing shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and other than any Income Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Taxes and any gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date other than any Taxes attributable to the period on the Closing Date after the Closing that do not arise in the ordinary course of the Company or the relevant Subsidiary’s trade or business, activities or operations.

(d) Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(e) The Stockholders shall be entitled to any refunds received for federal, state, local or foreign Income Taxes paid for any taxable period or portion thereof of the Company or any of its Subsidiaries ending on or before the Closing Date, along with any interest paid by the relevant Taxing Authority with respect thereto but net of any Tax or other cost to any of the Company or Subsidiary of receiving the refund; provided, however, that the Stockholders shall not be entitled to any refund of any Tax obtained by the Company or any of the Subsidiaries as a result of the carryback of losses or credits of the Company or any of the Subsidiaries from any taxable period or portion thereof beginning after the Closing Date to any taxable period or portion thereof ending on or before the Closing Date. Any such refunds (including interest but net of any Tax or other cost described earlier in this section) to which the Stockholders are entitled that are received by the Company or any of its Subsidiaries or any Affiliate thereof after the Closing, whether by offset, credit, receipt of payment or otherwise, shall be caused by the Buyer to be paid promptly to the Stockholders’ Representative. Buyer and its Affiliates (including on or after the Closing Date, the Company and the Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company and the Company’s Subsidiaries for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of the Stockholders’ Representative.

(f) The Company shall (i) use commercially reasonable efforts to (A) obtain (to the extent not already obtained on the date of this Agreement), prior to conducting a shareholder vote pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, a waiver from each “disqualified individual” entitled to receive a “parachute payment” in connection with the transactions contemplated by this Agreement of such disqualified individual’s right to receive amounts in excess of 2.999 multiplied by such individual’s “base amount” and (B) prior to the Closing, conduct such a vote of the Company’s shareholders seeking approval for payment of any such excess to such disqualified individuals and, if applicable, of any other payments to disqualified individuals for which waivers are unnecessary. The Company shall forward to the Buyer prior to submission to the shareholders copies of all documents prepared by the Company in connection with the immediately preceding sentence.

(g) The Stockholders’ Representative will have the responsibility for, and the right to control the audit of, any Income Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period that ends on or before the Closing Date for which the Stockholders may be liable under Section 8.04(b), including, without limitation, any disposition of such audit and any actions with respect to extensions of an applicable statute of limitations; provided, however, that Buyer and the Company will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and Buyer’s consent (not to be unreasonably withheld or delayed) shall be required for any settlement by the Stockholders’ Representative that could materially affect the Tax Liability of Buyer, the Company or any of its Subsidiaries in any taxable period to the extent such Tax Liability is not or would not be solely the liability of the Stockholders. With respect to all other Tax Returns, Buyer and the Company will have the sole responsibility for, and the right to control the audit of, such Tax Returns, but, with respect to any Income Tax Return that relates in whole or in part to any period prior to the Closing, the Stockholders’ Representative shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and the Stockholders’ Representative’s consent (not to be unreasonably withheld or delayed) shall be required for any settlement by the Buyer or the Company that could materially affect the liability of the Stockholders under Section 8.04(b).

(h) The Buyer hereby covenants that it will not make an election under Section 338(g) of the Code (or any corresponding election under state, local or foreign law) with respect to the purchase and sale of the Shares.

Section 8.05 Disclosure Generally. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of Article 3. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule solely to the extent the relevance of such information to such Schedule is reasonably apparent on the face of such Schedule and shall be deemed to modify the representations and warranties in Article 3 whether or not such representations and warranties refer to such Schedule solely to the extent its relevance to such representations or warranties is reasonably apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 8.06 [Intentionally Omitted.]

Section 8.07 Stockholder Waiver; Termination of Certain Agreements. Effective as of the Closing, each Stockholder hereby irrevocably and unconditionally waives any and all claims and rights such Stockholder may have against the Company or any of its Subsidiaries or any other Stockholder (in its capacity as a stockholder of the Company and not, if applicable, as a lender (or agent therefor) prior to the Closing) pursuant to any Contract required to be set forth on Schedule 3.03, Schedule 3.10 or Schedule 3.13(j). Effective as of the Closing, (a) each of the agreements set forth in Schedule 3.03, Schedule 3.10 or Schedule 3.13(j) and designated with an asterisk “*” shall be terminated in its entirety and shall no longer have any force or effect, (b) neither the Company nor any other party to such agreements will have any obligations to any other party with respect to the such agreement, and (c) upon the Closing, neither the Buyer nor any other Buyer Indemnified Party will incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any such agreement following the Closing Date. In the event the Closing does not occur for any reason, neither the Buyer nor any other Buyer Indemnified Party shall have any liability or obligation to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company or any other Person seeking to terminate such agreements.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer’s written waiver at its option) of the following conditions as of the Closing Date:

(a) the representations and warranties of the Company and the Stockholders contained in Article 3 and Article 4 hereof will be true and correct at and as of the time of the Closing (without taking into account any disclosure to the Buyer in accordance with Section 6.03 hereof), as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect or (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, subject to clause (i) of this Section 9.01(a)), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(b) the Company, the Stockholders and the Stockholders’ Representative shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) all consents which are set forth on Schedule 9.01(c) attached hereto shall have been obtained;

(d) (A) the applicable waiting periods, if any, under the Antitrust Laws shall have expired or been terminated, and (B) all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(d) attached hereto shall have been made and obtained;

(e) no Law, judgment, decree, or order shall be in effect that would, and no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(f) the Company shall have delivered to the Buyer a certificate, dated the Closing Date, stating that the preconditions specified in Sections 9.01(a) and 9.01(b), as they relate to the Company and the Subsidiaries, have been satisfied.

Section 9.02 Conditions to the Stockholder’s Obligations. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Stockholders’ Representative in writing, at its option, on behalf of the Stockholders) of the following conditions as of the Closing Date:

(a) The representations and warranties of the Buyer contained in Article 5 hereof shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(b) the Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing,

(c) all consents which are set forth on Schedule 9.02(c) attached hereto shall have been obtained;

(d) (A) the applicable waiting periods, if any, under the Antitrust Laws shall have expired or been terminated, and (B) all other material governmental filings, consents,

authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(d) attached hereto shall have been made and obtained;

(e) no Law, judgment, decree, or order shall be in effect that would, and no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(f) the Buyer shall have delivered to the Stockholders’ Representative a certificate of the Buyer, dated the Closing Date, stating that the preconditions specified in Sections 9.02(a) and 9.02(b), as they relate to the Buyer, have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Stockholders’ Representative;

(b) by the Buyer, if there has been a material breach by the Company or any Stockholder of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Company or such Stockholder within ten business days after the Company’s or the Stockholders’ Representative’s receipt of written notice thereof from the Buyer;

(c) by the Stockholders’ Representative, if there has been a material breach by the Buyer of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Stockholders at the Closing and such breach has not been waived by the Stockholders’ Representative or cured by the Buyer within ten business days after the Buyer’s receipt of written notice thereof from the Stockholders’ Representative;

(d) by the Buyer on or before the close of business on the fifth business day after the date of this Agreement if the Buyer is not reasonably satisfied with the result of any Customer Conversations or the fact that any Customer Conversation did not occur; or

(e) by the Buyer or the Stockholders’ Representative, if the transactions contemplated hereby have not been consummated on or before July 30, 2007.

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (e) of this Section 10.01 shall give written notice of such termination to the other parties hereto and shall only be entitled to so terminate if such terminating party is at the time of termination not in material default of any representation, warranty, covenant or other agreement contained herein.

Section 10.02 Effect of Termination. In the event this Agreement is terminated by either the Buyer or the Stockholders’ Representative as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 2.05 (Stockholders’ Representative), Section 7.01 (Confidentiality), Section 7.07 (Contact with Employees, Customers and Suppliers), Section 8.03 (Public Announcements), this Section 10.02 and Article 12, and the definitions incorporated therein, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer, the Company, the Stockholders’ Representative or any of the Stockholders to any other party hereto, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE 11

ADDITIONAL COVENANTS.

Section 11.01 Survival Period. The representations, warranties, covenants and agreements set forth in this Agreement (other than, solely with respect to the operations of the Company and its Subsidiaries within Japan, Section 3.21 (Environmental Matters)) and in any certificates delivered at the Closing in connection with this Agreement shall survive for a period beginning on the Closing Date and ending on the date that is 15 months following the Closing Date (the “Survival Period”), and the representations and warranties in Section 3.21 (Environmental Matters), solely to the extent such representations and warranties relate to the operations of the Company and its Subsidiaries within Japan, shall survive for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Environmental Survival Period”), and in each case such representations, warranties, covenants and agreements shall thereafter be of no further force or effect (subject to Section 11.02(c) below); provided that with respect to any covenant or agreement contained herein that expressly contemplates performance after the end of the Survival Period, the Survival Period for such covenant or agreement shall continue until the date on which such contemplated performance is completed and then terminate. Notwithstanding anything herein to the contrary, the Survival Period for the Stockholders’ obligation to indemnify the Buyer Indemnified Parties for any Indebtedness of the Company and its Subsidiaries relating to any pre-Closing period shall be the date that is 15 months after the Closing Date, subject to Section 11.02(c) below.

Section 11.02 Indemnification.

(a) Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing the Stockholders, pro rata on a several basis based on their relative Allocation Percentages, shall indemnify the Buyer, its Affiliates (including after the Closing, the Company and its Subsidiaries) and their respective officers, directors, employees, agents, and representatives (the “Buyer Indemnified Parties”) and hold it harmless against any and all loss, liability, damage or expense (including reasonable legal fees and expenses incurred in connection with the investigation, defense, and/or settlement of any claim, but excluding punitive damages except to the extent payable to a third party) (collectively, “Losses” and individually, a “Loss”) which any Buyer Indemnified Party suffers as a result of any breach of the representations, warranties, covenants and agreements of the Company or the Stockholders set forth herein or in any certificates delivered by or on behalf of the Company or the Stockholders at the Closing (but, in each case, excluding for breach by the Company after the Closing of its covenants or agreements to be performed by the Company after the Closing), or for the ED&D Earnout, or for any Indebtedness of the Company and its Subsidiaries existing as of the Closing not taken into account in the Indebtedness Payoff Amount; provided that the Buyer’s right to seek indemnification for such breaches hereunder shall be limited to an amount of Losses (over and above any limitations in the next proviso) not to exceed 10% of the Transaction Value (the “Cap”); and provided further that no Buyer Indemnified Party shall be entitled to seek indemnification with respect to any individual Loss from a breach of representation or warranty (other than the first sentence of Section 3.01 (Organization), Section 3.03 (Capitalization), Section 3.04(a) (Authority), Section 3.06 (Advisory and Other Fees), Section 3.10 (Transactions with Affiliates), Section 4.01 (Organization; Authorization) and Section 4.04 (Ownership of Securities) (collectively, the “Fundamental Representations”), or Section 3.12 (Absence of Material Adverse Effect), unless (i) such Loss (together with all Losses arising out of the same facts and circumstances) is greater than $25,000, in which case any Buyer Indemnified Party shall be entitled to indemnification for the entire amount of such Loss, subject to clause (ii) in this sentence and the Cap, and unless (ii) such Loss, together with all other Losses that are not excluded under clause (i) in this sentence, exceeds $2,000,000 (the “Basket”), in which case the Buyer Indemnified Parties shall be entitled to indemnification only for the amount of such excess, subject to the Cap.

(b) Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing the Buyer shall indemnify the Stockholders’ Representative and each Stockholder and their respective Affiliates, officers, directors, employees, agents, and representatives and hold him, her or it harmless against any Loss which such Stockholders’ Representative or Stockholder (as the case may be) suffers as a result of any breach by the Buyer of its covenants, agreements, representations and warranties set forth herein or in any certificates delivered by the Buyer at the Closing or any breach by the Company after the Closing of any of its covenants or agreements to be performed by the Company after the Closing.

(c) No Person shall be liable for any claim for indemnification under subsections (a) or (b) above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period or the Environmental Survival Period, as the case may be, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given. Notwithstanding anything to the contrary set forth in this Article 11, if an Indemnitee or Indemnitor, as the case may be, in accordance with this Article 11, (i) prevails in any suit, action or proceeding relating to or arising out of any Third Party Claim, or (ii) settles any Third Party Claim (including a settlement without admission of fault), any such outcome shall not, of itself, create a presumption that the Indemnitee in connection therewith did not pay, incur or suffer a Loss as a result of or in connection with such suit, action or proceeding or such Third Party Claim, as the case may be, that would be indemnifiable pursuant to this Article 11.

(d) Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 11.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such

Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”) and the Stockholders’ Representative; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations, hereunder except and only to the extent the Indemnifying Party is actually prejudiced thereby. The Stockholders’ Representative shall act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which the Buyer is seeking indemnification under subsection (a) above. The Indemnitor may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel and the payment of reasonable expenses), so long as (i) the Indemnitor shall acknowledge in writing that, if any such Third Party Claim results in a Loss for which an Indemnitee is entitled to receive indemnification hereunder, the Indemnitor shall be responsible for the aggregate amount of such Loss (subject to the limitations set forth in this Agreement), (ii) the claim or demand does not seek to impose on the Indemnitee any injunctive relief or other equitable relief (except where injunctive relief is merely incidental to a primary claim or claims for monetary damages), or (iii) the Third Party Claim does not involve any Top Customer, Top Supplier or any customer set forth on Schedule 11.02(e) attached hereto; provided that, in the case where the Buyer Indemnified Parties are the Indemnitees, if the maximum amount that the Buyer Indemnified Parties may claim in respect of such matter would be less than the remaining portion of the Basket or would be limited by the Cap, then, notwithstanding the foregoing, the Buyer shall have the right to control such Third Party Claim. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor and/or the Stockholders’ Representative in the case of all Third Party Claims with respect to which the Buyer is entitled to indemnification under subsection (a) above. In any Third Party Claim where an Indemnitee is not controlling the defense and which involves any customer or supplier of the Indemnitee or its Affiliates, such participation shall in any event include the right of the Indemnitee to engage in direct discussions with the other parties to such Third Party Claim, including discussions concerning the claim and potential resolution thereof, subject to the following sentence. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor, and in no event will an Indemnitor consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitee unless such settlement involves only the payment of money damages, without admission of fault, and expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim. If any Stockholder, any group of Stockholders or the Stockholders’ Representative (on behalf of the Stockholders) assumes the defense of any Third Party Claim for which the Buyer has sought indemnification pursuant to Section 11.02, reasonable expenses incurred by such Stockholders in connection therewith, including reasonable legal costs and expenses of lead counsel engaged with respect thereto, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by the Stockholders pursuant to Section 11.02(a).

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any net Tax Benefit (as defined below) actually realized by the Buyer, the Company, the Subsidiaries or any of their Affiliates or Stockholders, as applicable, on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses and any retention amounts or increases in premiums) received by the Buyer, the Company and the Subsidiaries or Stockholders, as applicable, on account of such Loss. If, within 5 years of the date such Loss occurs, the Buyer, the Company, the Subsidiaries or any of their Affiliates receives a Tax Benefit after an indemnification payment is made, the Buyer shall promptly pay to the Stockholders’ Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized (i.e., calculated on the basis of the actual reduction in cash payments or increase in cash refunds for Taxes). For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, determined, to the extent applicable, on a consolidated, combined, unitary or similar basis, net of the amount of Taxes incurred by the Indemnitee arising from the incurrence, payment or reimbursement of such Losses in each case computed at the highest marginal tax rates. The Buyer, the Company and the Subsidiaries shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer, the Company and the Subsidiaries shall not terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery is made by the Buyer, the Company, the Subsidiaries or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses and any retention amounts or increases in premiums) shall be made promptly to the Stockholders’ Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages). The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors, except to the extent the Indemnitee reasonably determines that such subrogation would be materially detrimental to its relationship with any Top Customer or Top Supplier, or any customer set forth on Schedule 11.02(e) attached hereto.

(f) Each Person entitled to indemnification hereunder shall, to the extent required by applicable Law, take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(g) All indemnification payments made hereunder shall be treated by all parties as adjustments to the Actual Common Purchase Price.

(h) Notwithstanding anything to the contrary contained in this Section 11.02, there shall be no recovery for any Loss or alleged Loss by the Buyer under this Section 11.02, and the Loss shall not be included in meeting the stated thresholds hereunder, solely to the extent of the amount of any liability or reserve for such item that has been included in the calculation of the Net Working Capital Amount or the Indebtedness Payoff Amount as determined pursuant to Section 2.04 hereof.

(i) For purposes of this Section 11.02, breaches of representations and warranties of the Company or the Stockholders (other than the representations and warranties contained in Section 3.12) will be determined without giving effect to any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifications.

(j) There shall be no recovery for any Loss or alleged Loss by the Buyer for the conduct of any environmental corrective or remedial action to the extent such action is not required by Environmental Requirements assuming continued commercial or industrial use of the subject property and employing risk based standards and institutional controls where available.

(k) If the Closing occurs, the Buyer Indemnified Parties shall not be entitled to seek indemnification with respect to any Loss arising from any breaches, exceptions or variances to the representations and warranties of the Company or any Stockholder or out of breaches of covenants of the Company or any Stockholder to be performed prior to the Closing, in each case, (i) that are disclosed to the Buyer in writing promptly following such time as the Company or such Stockholder has knowledge thereof and, in any case, at least three (3) business days prior to the Closing, and (ii) that arise from facts, events or circumstances which occurred after the date hereof, but, in each case, such limitation on the Buyer Indemnified Parties shall only apply if such exceptions, variances or breaches would cause any of the conditions set forth in Section 9.01 not to be satisfied (without giving effect to any waiver thereof) (e.g., because they would constitute a Material Adverse Effect or material breach of a covenant).

Section 11.03 Limitation of Recourse.

(a) From and after the Closing, the indemnification provided by Section 8.04 and Section 11.02(a) shall be the sole and exclusive remedy for any Losses of the Buyer, the Company or the Subsidiaries with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company, the Stockholders’ Representative or any Stockholder in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder, other than for fraud. In addition, in no event shall a Stockholder be obligated to indemnify or hold harmless a Buyer Indemnified Party in the aggregate pursuant to Section 8.04 and Section 11.02(a) in excess of the aggregate proceeds received by such Stockholder pursuant to this Agreement, other than for fraud.

(b) No claim shall be brought or maintained by the Buyer, the Company or any of the Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 11.04 Limited Guaranty.

(a) From and after the Closing, William Blair Capital Partners VII QP, L.P., a Delaware limited partnership (“WBCP”), and Norwest Equity Partners VII, LP (“Norwest”) hereby guaranty, on a several basis, subject to the limitations set forth in Article 11, the indemnification obligations of the Stockholders (other than WBCP and Norwest) set forth herein with respect to any Losses as a result of any breach of the representations or warranties of the Company set forth in Article III hereof; provided that WBCP’s liability with respect to this Section 11.04 shall be limited to 77.1% (the “WBCP Percentage”) of any such Losses and Norwest’s liabilities with respect to this Section 11.04 shall be limited to 22.9% (the “Norwest Percentage”) of any such Losses. For the avoidance of doubt, in no event shall WBCP have any liability pursuant to this Section 11.04 for an amount in excess of the product of (i) the amount of the Cap and (ii) the WBCP Percentage and (iii) 20.57% or shall Norwest have any liability pursuant to this Section 11.04 for an amount in excess of product of (i) the amount of the Cap and (ii) the Norwest Percentage and (iii) 20.57%. The Buyer or any Buyer Indemnified Party may seek payment from WBCP and Norwest pursuant to this Section 11.04(a) if any applicable payments to be made by the Stockholders or the Stockholders’ Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages) pursuant to the terms hereof are not paid within two (2) business days of becoming due and payable. Nothing in this Section 11.04(a) shall limit WBCP’s or Norwest’s other liabilities or obligations under this Agreement, including Sections 8.04 and 11.02.

(b) Each Stockholder (other than WBCP and Norwest) shall promptly and in any event within five (5) business days reimburse WBCP and Norwest, and shall indemnify and hold harmless each of them against any related Losses and for any payments made or liabilities assumed by them (in proportion that WBCP and Norwest made such payments or assumed such liabilities) pursuant to Section 11.04(a) in respect of such Stockholder and if such payment is made 30 days or more after being due, plus simple interest on any such payment from the due date of such payment to the date of payment at an interest rate equal to 10% per annum; provided that the provisions of this Section 11.04(b) shall in no way affect or delay the obligations of WBCP and Norwest.

(c) The obligations of WBCP and Norwest pursuant to Section 11.04(a) shall bind WBCP and Norwest and their respective successors and assigns, and shall inure to the benefit of the Buyer and any Buyer Indemnified Party and their respective successors and assigns. No amendment or waiver of any provision of Section 11.04(a), nor any consent to any departure by WBCP or Norwest therefrom, shall in any event be effective unless the same shall be in writing and signed by the Buyer, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(d) No failure on the part of the Buyer or any Buyer Indemnified Party to exercise, and no delay in exercising, any right under this Section 11.04 shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Section 11.04 are cumulative and not exclusive of any remedies provided by law.

(e) As among the Stockholders and in no way limiting or effecting any Buyer Indemnified Party’s rights hereunder, in the event that any Stockholder (the “Indemnifying Stockholder”) becomes liable for or otherwise obligated to make a payment with respect to a breach by any other Stockholder (the “Breaching Stockholder”) of the Breaching Stockholder’s representations and warranties set forth in Article IV hereof or any of the individual covenants of the Breaching Stockholder set forth herein, then the Breaching Stockholder shall promptly and in any event within five business days reimburse, and shall indemnify and hold harmless each Indemnifying Stockholder against any related Losses and for any payments made or liabilities assumed by such Indemnifying Stockholder (and if such payment is made 30 days or more after being due, plus simple interest on any such payment from the due date of such payment to the date of payment at an interest rate equal to 10% per annum).

(f) Each Stockholder that is an individual (or a permitted assignee of an individual) hereby acknowledges and agrees that he, she or it shall not be entitled to disclosure of the number of Shares held by any other Stockholder that is an individual (or permitted assignee of an individual) and that such Stockholder shall instead be entitled solely to a redacted version of the capitalization table set forth on Schedule 3.03 attached hereto.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company (after the Closing) or to the Buyer, then to:

Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, MA 02703

Attention: Chief Executive Officer and General Counsel

Fax:

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention:	Jeffrey W. Richards, P.C.
Christopher Shannon

Fax:	(312) 861-2200

or, if to the Company (before the Closing), the Stockholders’ Representative or the Stockholders, then to:

William Blair Capital Partners VII QP, L.P.

c/o Chicago Growth Partners, LP

303 West Madison Street, Suite 2500

Chicago, IL 60606

Attention:	Robert P. Healy

Fax:	(312) 201-0703

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention:	Sanford E. Perl, P.C.
Mark A. Fennell

Fax:	(312) 861-2200

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02 Amendments and Waivers.

(a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer and the Stockholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03 Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article 3, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars, the words “include,” “includes” or “including” shall be by way of example and not limitation, and references to any Law or agreement or as the same may be amended, modified or supplemented from time to time. Whenever the phrase “made available” is used is this Agreement to signify that certain information, documentation or material was made available to the Buyer or its representatives, it shall be understood that such information, documentation or material was actually provided to the Buyer or its representatives, as applicable, including by the provision of such information, documentation or material in certain on-line “data rooms.”

Section 12.04 Expenses. Except as otherwise provided herein, each party shall pay all of its own (which, in the case of the Stockholders, shall include those of the Company and its Subsidiaries incurred in connection with the transactions contemplated by this Agreement through the Closing (whether actually paid before or after the Closing)) fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that the Buyer shall pay any and all expenses relating to surveys, title insurance and filings under the Antitrust Laws required in connection with the transactions contemplated by this Agreement; provided further that the Buyer and the Stockholders shall each pay one half of any and all expenses relating to transfer or similar Taxes. Notwithstanding the foregoing, to the extent the Stockholders’ Representative requests that the Company pay at or after the Closing any fees, costs or expenses for which the Stockholders are liable pursuant to this Section 12.04 (“Stockholder Transaction Expenses”), then such Stockholder Transaction Expenses shall be paid by the Company when due and there shall be a downward adjustment to the Net Working Capital Amount equal to the amount of such Stockholder Transaction Expenses to be paid by the Company at or after the Closing.

Section 12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may assign, in whole or in part, its rights and obligations pursuant to this Agreement (i) to one or more of its Affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer and/or its Affiliates, or (iii) to a purchaser of assets or stock of the Company or its Subsidiaries; provided that no such assignment under (i) through (iii) above, inclusive, shall in any manner relieve, limit or affect Buyer’s obligations hereunder and Buyer shall remain bound hereby.

Section 12.06 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

Section 12.07 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois or any Illinois State court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 12.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by facsimile or ..pdf signature page), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.11 Entire Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed either individually or by their respective authorized officers as of the day and year first above written.

COMPANY:

AIRPAX HOLDINGS, INC.

By:	/s/ Dennis K. Karr
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P., as Stockholders’ Representative

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:	/s/ Robert Healy
Name:	Robert Healy
Title:	Managing Director

BUYER:

SENSATA TECHNOLOGIES, INC.

By:	/s/ Thomas Wroe
Name:	Thomas Wroe
Title:	Chairman, Chief Executive Officer

STOCKHOLDERS:

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P.

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:	/s/ Robert Healy
Name:	Robert Healy
Title:	Managing Director

WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:	/s/ Robert Healy
Name:	Robert Healy
Title:	Managing Director

WAYNE J. BERNAUER

/s/ Wayne Bernauer

THE WAYNE J. BERNAUER LIVING TRUST UNDER AGREEMENT DATED MAY 5, 2006

By:	/s/ Wayne Bernauer
Name:	Wayne Bernauer
Title:	Trustee

RICHARD COLLEVECHIO

/s/ Richard Collevechio

GEORGE DAPPERT

/s/ George Dappert

DONALD J. DRAPEAU

/s/ Donald J. Drapeau

TITO ESPINO

/s/ Tito Espino

GLENDA EVANS

/s/ Glenda Evans

STEFAN GABRIELSON

/s/ Stefan Gabrielson

DENNIS GETTER

/s/ Dennis Getter

BRENT HOLLENBECK

/s/ Brent Hollenbeck

DENNIS K. KARR

/s/ Dennis K. Karr

KARR FAMILY, LLC

By:	/s/ Dennis K. Karr
Name:	Dennis K. Karr
Title:	Member

KARR FAMILY, LLC

By:	/s/ Sharon M. Karr
Name:	Sharon M. Karr
Title:	Member

STEVEN A. MCDONALD

/s/ Steven A. McDonald

DON PRUITT

/s/ Donald Pruitt

TOMOKAZU TAKAHASHI

/s/ Tomokazu Takahashi

PATTY VINCENT

/s/ Patty Vincent

ANTARES CAPITAL CORPORATION

By:	/s/ Brian Sommerfeld
Name:	Brian E. Sommerfeld
Title:	Duly Authorized Signatory

MADISON CAPITAL FUNDING, LLC

By:	/s/ Craig Lacy
Name:	Craig Lacy
Title:	Managing Director

DINAN & COMPANY, LLC

By:	/s/ John G. Kelly
Name:	John G. Kelly
Title:	Executive VP

NORWEST EQUITY PARTNERS VII, LP

By: Itasca Partners VII, L.P.
Its: General Partner

By:	/s/ John Thomson
Name:	John Thomson
Title:	Member